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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☒ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PEABODY ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

[COMPANY NAME]

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 31, 2006
Dear Shareholder:
      You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Peabody Energy Corporation (the “Company”), which will be held on Friday, May 5, 2006, at 10:00 A.M., Central Time, at the Ritz-Carlton Hotel, 100 Carondelet Plaza, Clayton, Missouri 63105.
      During this meeting, shareholders will vote on the following items:

1.	Election of five Class II Directors for three-year terms;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006;

3.	Approval of an increase in the number of shares of Common Stock authorized for issuance by the Company; and

4.	Consideration of such other matters, including four shareholder proposals, as may properly come before the meeting.
      The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement contain complete details on these proposals and other matters. We also will be reporting on the Company’s operations and responding to shareholder questions. If you have questions that you would like to raise at the meeting, we encourage you to submit written questions in advance (by mail or e-mail) to the Corporate Secretary. This will help us respond to your questions during the meeting. If you would like to e-mail your questions, please send them to stockholder.questions@peabodyenergy.com.
      Your understanding of and participation in Peabody Energy’s affairs is important, regardless of the number of shares you hold. To ensure your representation at the Annual Meeting, we encourage you to vote over the telephone or Internet or to complete and return the enclosed proxy card as soon as possible. If you attend the Annual Meeting, you may then revoke your proxy and vote in person if you so desire.
      Thank you for your continued support of Peabody Energy. We look forward to seeing you on May 5.

Very truly yours,

Gregory H. Boyce
President & Chief Executive Officer

PEABODY ENERGY CORPORATION
701 Market Street
St. Louis, Missouri 63101-1826
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
       Peabody Energy Corporation (the “Company”) will hold its Annual Meeting of Shareholders at the Ritz-Carlton Hotel, 100 Carondelet Plaza, Clayton, Missouri, 63105 on Friday, May 5, 2006, at 10:00 A.M., Central Time, to:

•	Elect five Class II Directors for three-year terms;

•	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006;

•	Approve an increase in the number of shares of Common Stock authorized for issuance by the Company from 400,000,000 shares to 800,000,000 shares; and

•	Consider four shareholder proposals and transact any other business that may properly come before the Annual Meeting.
      The Board of Directors has fixed March 15, 2006 as the record date for determining shareholders who will be entitled to receive notice of and vote at the Annual Meeting or any adjournment. Each share of Common Stock is entitled to one vote. As of the record date, there were 264,634,854 shares of Common Stock outstanding.
      If you own shares of the Company’s Common Stock as of March 15, 2006, you can vote those shares by completing and mailing the enclosed proxy card or by attending the Annual Meeting and voting in person. Shareholders of record also may submit their proxies electronically or by telephone as follows:

•	By visiting the website at www.voteproxy.com and following the voting instructions provided; or

•	By calling 1-800-PROXIES on a touch-tone telephone and following the recorded instructions.
      An admittance card or other proof of ownership is required to attend the Annual Meeting. Please retain the top portion of your proxy card for this purpose. Also, please indicate your intention to attend the Annual Meeting by checking the appropriate box on the proxy card, or, if voting by the Internet or by telephone, when prompted. If your shares are held by a bank or broker, you will need to ask them for an admission card in the form of a confirmation of beneficial ownership. If you do not receive a confirmation of beneficial ownership or other admittance card from your bank or broker, you must bring proof of share ownership (such as a copy of your brokerage statement) to the Annual Meeting.
      Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote by telephone or the Internet, or complete, date and sign the enclosed proxy card and return it in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

Jeffery L. Klinger
Vice President, General Counsel
and Corporate Secretary
March 31, 2006

i

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PEABODY ENERGY CORPORATION
PROXY STATEMENT
FOR THE
2006 ANNUAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this Proxy Statement?

A:	Because you are a shareholder of Peabody Energy Corporation as of March 15, 2006, the record date, and are entitled to vote at the 2006 Annual Meeting of Shareholders, the Board of Directors is soliciting your proxy to vote at the meeting. As of the record date, there were 264,634,854 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. This Proxy Statement and proxy card were first mailed to shareholders on or about March 31, 2006.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the following items:

• Election of Gregory H. Boyce, William E. James, Robert B. Karn III, Henry E. Lentz and Blanche M. Touhill as Class II Directors, each for a term of three years;

• Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006;

• Approval of an increase in the number of shares of Common Stock authorized for issuance by the Company from 400,000,000 shares to 800,000,000 shares;

• Four shareholder proposals; and

• Any other matter properly introduced at the meeting.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends the following votes:

• FOR each of the director nominees (Item 1);

• FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 (Item 2);

• FOR approval of an increase in the number of shares of Common Stock authorized for issuance by the Company (Item 3); and

• AGAINST the shareholder proposals (Items 4 through 7).

Q:	Will any other matters be voted on?

A:	We are not aware of any other matters that will be brought before the shareholders for a vote at the Annual Meeting. If any other matter is properly brought before the meeting, your proxy will authorize each of Gregory H. Boyce, Jeffery L. Klinger and Richard A. Navarre to vote on such matters in their discretion.

Q:	How do I vote?

A:	If you are a shareholder of record or hold stock through the Peabody Investments Corp. Retirement Account (or other 401(k) plans sponsored by the Company’s subsidiaries), you may vote using any of the following methods:

• Via the Internet, by going to the website www.voteproxy.com and following the instructions for Internet voting on your proxy card;

• From the United States, Canada or Puerto Rico, by dialing 1-800-PROXIES and following the instructions for telephone voting on your proxy card;

• By completing and mailing your proxy/voting instruction card; or

• By casting your vote in person at the Annual Meeting.

Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The telephone and Internet voting facilities for the shareholders of record of all shares, other than those held in the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by our subsidiaries), will close at 10:59 P.M. Central Time on May 4, 2006. The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

If you participate in a Company Stock Fund under the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by the Company’s subsidiaries), and had shares of the Company’s common stock credited to your account on March 15, 2006, you will receive a single proxy/voting instruction card with respect to all shares registered in the same name, whether inside or outside of the plan. If your accounts inside and outside of the plan are not registered in the same name, you will receive a separate proxy/voting instruction card with respect to the shares credited to your plan account. Voting instructions regarding plan shares must be received by 11:00 P.M. Central Time on May 2, 2006, and all telephone and Internet voting facilities with respect to plan shares will close at that time.

Shares of common stock in the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by the Company’s subsidiaries) will be voted by Vanguard Fiduciary Trust Company (“Vanguard”), as trustee of the plan. Plan participants should indicate their voting instructions to Vanguard for each action to be taken under proxy by completing and returning the proxy/voting instruction card, by using the toll-free telephone number or by indicating their instructions over the Internet. All voting instructions from plan participants will be kept confidential. If a plan participant fails to sign or to timely return the proxy/voting instruction card or otherwise timely indicate his or her instructions by telephone or over the Internet, the shares allocated to such participant, together with unallocated shares, will be voted in the same proportion as plan shares for which the trustee receives voting instructions.

If you return your signed proxy card or vote by Internet or telephone, your shares will be voted as you indicate. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy/voting instruction card will be voted “FOR” the nominees for director, “FOR” ratification of the appointment of Ernst & Young LLP, “FOR” approval of an increase in the number of shares of Common Stock authorized for issuance by the Company, and “AGAINST” each shareholder proposal.

If your shares are held in a brokerage account in your broker’s name (also known as “street name”), you should follow the instructions for voting provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if your broker or nominee allows, submit voting instructions by Internet or telephone. If you provide specific voting instructions by mail, telephone or Internet, your broker or nominee will vote your shares as you have directed. Please note that shares in the Peabody Energy Corporation Employee Stock Purchase Plan are held in street name by A. G. Edwards & Sons, Inc., the plan administrator.

Ballots will be provided during the Annual Meeting to anyone who wants to vote in person at the meeting. If you hold your shares in street name, you must request a confirmation of beneficial ownership from your broker to vote in person at the meeting.

Q:	Can I change my vote?

A:	Yes. If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

• Submitting a valid, later-dated proxy;

• Submitting a valid, subsequent vote by telephone or the Internet at any time prior to 10:59 P.M. Central Time on May 4, 2006;

• Notifying the Company’s Corporate Secretary in writing that you have revoked your proxy; or

• Completing a written ballot at the Annual Meeting.

You can revoke your voting instructions with respect to shares held in the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by the Company’s subsidiaries) at any time prior to 11:00 P.M. Central Time on May 2, 2006 by timely delivery of a properly executed, later-dated voting instruction card (or an Internet or telephone vote), or by delivering a written revocation of your voting instructions to Vanguard.

Q:	Is my vote confidential?

A:	Yes. All proxies, ballots and vote tabulations that identify how individual shareholders voted will be kept confidential and not be disclosed to the Company’s directors, officers or employees, except in limited circumstances, including:

• When disclosure is required by law;

• During any contested solicitation of proxies; or

• When written comments by a shareholder appear on a proxy card or other voting material.

Q:	What will happen if I do not instruct my broker how to vote?

A:	If your shares are held in street name and you do not instruct your broker how to vote, your broker may vote your shares at its discretion on routine matters such as the election of directors (Item 1) or ratification of the independent registered public accounting firm (Item 2). On non-routine matters, brokers and other nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Broker non-votes will have the same effect as votes cast against the proposal to increase the Company’s authorized shares (Item 3), but will have no impact on the shareholder proposals (Items 4 though 7).

Q:	How will my Company stock in the Peabody Investments Corp. Employee Retirement Account or other 401(k) plans sponsored by the Company’s subsidiaries be voted?

A:	Vanguard, as the plan trustee, will vote your shares in accordance with your instructions if you send in a completed proxy/voting instruction card or vote by telephone or the Internet before

11:00 P.M. Central Time on May 2, 2006. All telephone and Internet voting facilities with respect to plan shares will close at that time. Vanguard will vote allocated shares of Company Common Stock for which it has not received direction, as well as shares not allocated to individual participant accounts, in the same proportion as plan shares for which the trustee receives voting instructions.

Q:	How many shares must be present to hold the Annual Meeting?

A:	Holders of a majority of the shares of outstanding Common Stock as of the record date must be represented in person or by proxy at the Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “withhold” votes and broker non-votes also will be counted in determining whether a quorum exists.

Q:	What vote is required to approve the proposals?

A:	In the election of directors, the five nominees receiving the highest number of “FOR” votes will be elected. The proposal to increase the Company’s authorized shares will require the affirmative vote of a majority of shares outstanding for approval. The remaining proposals will require a majority of the votes cast for approval. Abstentions and proxies marked “withhold” will have no impact on the election of directors. Broker non-votes will have the same effect as votes cast against the proposal to increase the Company’s authorized shares (Item 3), but will have no impact on the other proposals.

Q:	What does it mean if I receive more than one proxy card?

A:	It means your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares.

Q:	Who can attend the Annual Meeting?

A:	All Peabody Energy Corporation shareholders as of March 15, 2006 may attend the Annual Meeting.

Q:	What do I need to do to attend the Annual Meeting?

A:	If you are a shareholder of record or a participant in the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by the Company’s subsidiaries), your admission card is attached to your proxy card or voting instruction form. You will need to bring this admission card with you to the Annual Meeting.

If you own shares in street name, you will need to ask your bank or broker for an admission card in the form of a confirmation of beneficial ownership. You will need to bring a confirmation of beneficial ownership with you to vote at the Annual Meeting. If you do not receive your confirmation of beneficial ownership in time, bring your most recent brokerage statement with you to the Annual Meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a confirmation of beneficial ownership.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We plan to announce preliminary voting results at the Annual Meeting and to publish final results in our Quarterly Report on SEC Form 10-Q for the Quarter Ended June 30, 2006.

ELECTION OF DIRECTORS (ITEM 1)
      In accordance with the terms of the Company’s certificate of incorporation, the Board of Directors is divided into three classes, with each class serving a staggered three-year term. At this year’s Annual Meeting, the terms of current Class II Directors will expire. The terms of Class III Directors and Class I Directors will expire at the Annual Meetings to be held in 2007 and 2008, respectively.
      The Board of Directors has nominated the following individuals for election as Class II Directors with terms expiring in 2009: Gregory H. Boyce, William E. James, Robert B. Karn III, Henry E. Lentz and Blanche M. Touhill. Each of the nominees currently is serving as a director of the Company. All nominees have consented to serve for the new term. Should any one or more of the nominees become unavailable for election, your proxy authorizes us to vote for such other persons, if any, as the Board of Directors may recommend.
      The Board of Directors recommends that you vote “For” each of the Class II director nominees named below.
Class II Director Nominees — Terms Expiring in 2009
      GREGORY H. BOYCE, age 51, has been a director of the Company since March 2005. Mr. Boyce was named Chief Executive Officer Elect of the Company in March 2005, and assumed the position of Chief Executive Officer in January 2006. He also serves as President of the Company, a position he has held since October 2003. He was Chief Operating Officer of the Company from October 2003 to December 2005. He previously served as Chief Executive — Energy of Rio Tinto plc (an international natural resource company) from 2000 to 2003. Other prior positions include President and Chief Executive Officer of Kennecott Energy Company from 1994 to 1999 and President of Kennecott Minerals Company from 1993 to 1994. He has extensive engineering and operating experience with Kennecott and also served as Executive Assistant to the Vice Chairman of Standard Oil of Ohio from 1983 to 1984. Mr. Boyce is Co-Chairman of the Coal Based Generation Stakeholders Group, and a member of the Coal Industry Advisory Board of the International Energy Agency and the Advisory Council of the University of Arizona’s Department of Mining and Geological Engineering. He is a board member of the Center for Energy and Economic Development, the National Mining Association and the National Coal Council, and a past board member of the Western Regional Council, Mountain States Employers Council and Wyoming Business Council.
      WILLIAM E. JAMES, age 60, has been a director of the Company since 2001. Since July 2000, Mr. James has been Founding Partner of RockPort Capital Partners LLC, a venture fund specializing in energy and environmental technology and advanced materials. He is also Chairman of RockPort Group, a holding company engaged in international oil trading, banking and communications. Prior to joining RockPort, Mr. James co-founded and served as Chairman and Chief Executive Officer of Citizens Power LLC, a leading power marketer. He also co-founded the non-profit Citizens Energy Corporation and served as the Chairman and Chief Executive Officer of Citizens Corporation, its for-profit subsidiary, from 1987 to 1996. Mr. James periodically provides consulting services to Lehman Brothers Inc., an investment-banking firm (“Lehman Brothers”) on matters unrelated to the Company.
      ROBERT B. KARN III, age 64, has been a director of the Company since January 2003. Mr. Karn is a financial consultant and former managing partner in financial and economic consulting with Arthur Andersen LLP in St. Louis. Before retiring from Arthur Andersen in 1998,

Mr. Karn served in a variety of accounting, audit and financial roles over a 33-year career, including Managing Partner in charge of the global coal mining practice from 1981 through 1998. He is a Certified Public Accountant and has served as a Panel Arbitrator with the American Arbitration Association. Mr. Karn is also a director of Natural Resource Partners, a coal-oriented master limited partnership that is listed on the New York Stock Exchange, the Fiduciary/ Claymore MLP Opportunity Fund and the Fiduciary/ Claymore Dynamic Equity Fund.
      HENRY E. LENTZ, age 61, has been a director of the Company since 1998. Mr. Lentz is currently employed as an Advisory Director by Lehman Brothers. He joined Lehman Brothers in 1971 and became a Managing Director in 1976. He left the firm in 1988 to become Vice Chairman of Wasserstein Perella Group, Inc., an investment banking firm. In 1993, he returned to Lehman Brothers as a Managing Director and served as head of the firm’s worldwide energy practice. In 1996, he joined Lehman Brothers’ Merchant Banking Group as a Principal and in January 2003 became a consultant to the Merchant Banking Group. He assumed his current role with Lehman Brothers effective January 2004. Mr. Lentz is also a director of Rowan Companies, Inc. and CARBO Ceramics, Inc.
      BLANCHE M. TOUHILL, PhD, age 74, has been a director of the Company since 2001. Dr. Touhill is Chancellor Emeritus and Professor Emeritus at the University of Missouri — St. Louis. She previously served as Chancellor and Professor of History and Education at the University of Missouri — St. Louis from 1991 through 2002. Prior to her appointment as Chancellor, Dr. Touhill held the positions of Vice Chancellor for Academic Affairs and Interim Chancellor at the University of Missouri — St. Louis. Dr. Touhill also has served on the Boards of Directors of Trans World Airlines and Delta Dental. She holds bachelor’s and doctoral degrees in history and a master’s degree in geography from St. Louis University.
Class III Directors — Terms Expiring in 2007
      WILLIAM A. COLEY, age 62, has been a director of the Company since March 2004. Since March 2005, Mr. Coley has served as Chief Executive Officer and Director of British Energy Group plc, the U.K.’s largest electricity producer. He was previously a non-executive director of British Energy. Mr. Coley served as President of Duke Power, the U.S.-based global energy company, from 1997 until his retirement in February 2003. During his 37-year career at Duke Power, Mr. Coley held various officer level positions in the engineering, operations and senior management areas, including Vice President, Operations (1984-1986), Vice President, Central Division (1986-1988), Senior Vice President, Power Delivery (1988-1990), Senior Vice President, Customer Operations (1990-1991), Executive Vice President, Customer Group (1991-1994) and President, Associated Enterprises Group (1994-1997). Mr. Coley was elected to the board of Duke Power in 1990 and was named President following Duke Power’s acquisition of PanEnergy in 1997. Mr. Coley earned his B.S. in electrical engineering from Georgia Institute of Technology and is a registered professional engineer. He is also a director of CT Communications, Inc.
      IRL F. ENGELHARDT, age 59, has been a director of the Company and has served as Chairman since 1998. Mr. Engelhardt served as Chief Executive Officer of the Company from 1998 to 2005 and as Chief Executive Officer of a predecessor of the Company from 1990 to 1998. He also served as Chairman of a predecessor of the Company from 1993 to 1998 and as President from 1990 to 1995. After joining a predecessor of the Company in 1979, he held various officer level positions in the executive, sales, business development and administrative areas, including Chairman of Peabody Resources Ltd. (Australia) and Chairman of Citizens Power LLC. Mr. Engelhardt also served as Co-Chief Executive Officer and executive director of The Energy Group from February

1997 to May 1998, Chairman of Cornerstone Construction & Materials, Inc. from September 1994 to May 1995 and Chairman of Suburban Propane Company from May 1995 to February 1996. He also served as a director and Group Vice President of Hanson Industries from 1995 to 1996. He also previously served as Chairman of the National Mining Association, the Coal Industry Advisory Board of the International Energy Agency, the Center for Energy and Economic Development and the Coal Utilization Research Council, as well as Co-Chairman of the Coal Based Generation Stakeholders Group. He serves on the Boards of Directors of Valero Energy Corporation and The Williams Companies, Inc., and is Deputy Chairman of The Federal Reserve Bank of St. Louis.
      WILLIAM C. RUSNACK, age 61, has been a director of the Company since January 2002. Mr. Rusnack is the former President and Chief Executive Officer of Premcor Inc., one of the largest independent oil refiners in the United States prior to its acquisition by Valero Energy Corporation in 2005. He served as President, Chief Executive Officer and Director of Premcor from 1998 to February 2002. Prior to joining Premcor, Mr. Rusnack was President of ARCO Products Company, the refining and marketing division of Atlantic Richfield Company. During a 31-year career at ARCO, he was also President of ARCO Transportation Company and Vice President of Corporate Planning. He is also a director of Sempra Energy and Flowserve Corporation.
      JOHN F. TURNER, age 64, has been a director of the Company since July 2005. Mr. Turner served as Assistant Secretary of State for the Bureau of Oceans and International Environmental and Scientific Affairs from November 2001 to July 2005. Mr. Turner was previously President and Chief Executive Officer of The Conservation Fund, a national nonprofit organization dedicated to public-private partnerships to protect land and water resources. He was director of the U.S. Fish and Wildlife Service from 1989 and 1993. He also serves as a consultant to The Conservation Fund and the National Fish and Wildlife Foundation, and as a board member of the University of Wyoming, Ruckelshaus Institute of Environment and Natural Resources. Mr. Turner also served in the Wyoming state legislature for 19 years and is a past president of the Wyoming State Senate. He is also a director of International Paper Company.
      ALAN H. WASHKOWITZ, age 65, has been a director of the Company since 1998. Until July 2005, Mr. Washkowitz was a Managing Director of Lehman Brothers and part of the firm’s Merchant Banking Group, responsible for oversight of Lehman Brothers Merchant Banking Partners II L.P. Mr. Washkowitz joined Kuhn Loeb & Co. in 1968 and became a general partner of Lehman Brothers in 1978 when it acquired Kuhn Loeb & Co. Prior to joining the Merchant Banking Group, he headed Lehman Brothers’ Financial Restructuring Group. Mr. Washkowitz serves on the Board of Visitors of the Faculty of Law for Columbia University, and on the Advisory Board for the Columbia University Center on Corporate Governance. He is also a director of L-3 Communications Corporation.
Class I Directors — Terms Expiring in 2008
      B. R. BROWN, age 73, has been a director of the Company since December 2003. Mr. Brown is the retired Chairman, President and Chief Executive Officer of CONSOL Energy, Inc., a domestic coal and gas producer and energy services provider. He served as Chairman, President and Chief Executive Officer of CONSOL and predecessor companies from 1978 to 1998. He also served as a Senior Vice President of E. I. du Pont de Nemours & Co., CONSOL’s controlling shareholder, from 1981 to 1991. Before joining CONSOL, Mr. Brown was a Senior Vice President at Conoco. From 1990 to 1995, he also was President and Chief Executive Officer of Remington Arms Company, Inc. Mr. Brown has previously served as Director and Chairman of the Bituminous Coal Operators Association Negotiating Committee, Chairman of the National Mining Association, and

Chairman of the Coal Industry Advisory Board of the International Energy Agency. He is currently a director of Delta Trust & Bank and Remington Arms Company, Inc.
      HENRY GIVENS, JR., PhD, age 73, has been a director of the Company since March 2004. Dr. Givens is President of Harris-Stowe State University in St. Louis, Missouri, a position he has held since 1979. Dr. Givens is actively involved with several civic and charitable boards and has received over one hundred national, state and local awards and recognitions. He earned his baccalaureate degree at Lincoln University in Missouri, his master’s degree at the University of Illinois and his PhD at St. Louis University. Dr. Givens is also a director of The Laclede Group Inc. and serves on the advisory board of U.S. Bank, N.A. (St. Louis).
      JAMES R. SCHLESINGER, PhD, age 77, has been a director of the Company since 2001. Dr. Schlesinger is Chairman of the Board of Trustees of MITRE Corporation, a not-for-profit corporation that provides systems engineering, research and development and information technology support to the government, a position he has held since 1985. Dr. Schlesinger also serves as senior advisor to Lehman Brothers and as Trustee for the Center for Strategic and International Studies. Dr. Schlesinger served as U.S. Secretary of Energy from 1977 to 1979. He also held senior executive positions for three U.S. Presidents, serving as Chairman of the U.S. Atomic Energy Commission from 1971 to 1973, Director of the Central Intelligence Agency in 1973 and Secretary of Defense from 1973 to 1975. He also serves as a consultant to the Department of Defense, the Department of State and the Department of Homeland Security. Other past positions include Assistant Director of the Office of Management and Budget, Director of Strategic Studies at the Rand Corporation, Associate Professor of Economics at the University of Virginia and consultant to the Federal Reserve Board of Governors. Dr. Schlesinger is also a director of KFx, Inc. and Sandia Corporation.
      SANDRA VAN TREASE, age 45, has been a director of the Company since January 2003. Ms. Van Trease is Group President, BJC HealthCare, a position she has held since September 2004. BJC Healthcare is one of the largest nonprofit healthcare organizations, delivering services to residents in the greater St. Louis, southern Illinois and mid-Missouri regions. Prior to joining BJC Healthcare, Ms. Van Trease served as President and Chief Executive Officer of UNICARE, an operating affiliate of WellPoint Health Networks Inc., from 2002 to September 2004. Ms. Van Trease also served as President, Chief Financial Officer and Chief Operating Officer of RightCHOICE Managed Care, Inc. from 2000 to 2002, and as Executive Vice President, Chief Financial Officer and Chief Operating Officer from 1997 to 2000. Prior to joining RightCHOICE in 1994, she was a Senior Audit Manager with Price Waterhouse LLP. She is a Certified Public Accountant and Certified Management Accountant. Ms. Van Trease is also a director of Enterprise Financial Services Corporation.
INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES
Director Independence
      As required by the rules of the New York Stock Exchange (“NYSE”), the Board of Directors evaluates the independence of its members at least annually, and at other appropriate times (e.g., in connection with a change in employment status or other significant status changes) when a change in circumstances could potentially impact the independence or effectiveness of one or more directors. This process is administered by the Nominating and Corporate Governance Committee, which consists entirely of directors who are independent under applicable NYSE rules. After carefully considering all relevant relationships with the Company, the Nominating and Corporate

Governance Committee submits its recommendations regarding independence to the full Board, which then makes an affirmative determination with respect to each director.
      In making independence determinations, the Nominating and Corporate Governance Committee and the Board consider all relevant facts and circumstances, including (1) the nature of any relationships with the Company, (2) the significance of the relationship to the Company, the other organization and the individual director, (3) whether or not the relationship is solely a business relationship in the ordinary course of the Company’s and the other organization’s businesses and does not afford the director any special benefits, and (4) any commercial, banking, consulting, legal, accounting, charitable and familial relationships. For purposes of this determination, the Board deems any relationships that have expired for more than three years (e.g. industrial, banking, consulting, legal, accounting, charitable or familial relationships) to be immaterial.
      After considering the standards for independence adopted by the NYSE and various other factors as described herein, the Board of Directors has determined that all directors other than Messrs. Boyce and Engelhardt are independent. None of the directors other than Messrs. Boyce and Engelhardt receives any compensation from the Company other than customary director and committee fees.
      The Board has determined that Directors Brown, Coley, Karn, Turner and Van Trease are independent, based upon the fact that they have no relationships with the Company (other than serving as directors). The Board has also determined that the following directors are independent, after evaluating their relationships with the Company and concluding that such relationships are immaterial: Directors Givens, James, Lentz, Rusnack, Schlesinger, Touhill and Washkowitz. All such relationships are outlined below.
      Mr. Rusnack and Drs. Touhill and Givens serve as trustees of the St. Louis Science Center, a non-profit organization that receives annual contributions of approximately $25,000 from the Company. Dr. Givens also serves as President of Harris-Stowe State University, which receives annual contributions of $25,000 from the Company. The Board has concluded that these relationships are not material, since the Company’s contributions represent less than 1% of each institution’s total annual charitable contributions. In addition to the foregoing, Dr. Givens serves on the regional advisory board of U.S. Bank, N.A. (St. Louis), which is a participating lender under the Company’s revolving credit facility and provides various other commercial banking services to the Company. Mr. Engelhardt and Ms. Van Trease also served on the advisory board prior to December 2004. These banking services are offered to the Company on the same general terms and conditions as other large commercial customers. The Company’s directors did not solicit these commercial relationships and were not involved in any related discussions or deliberations.
      Certain of the Company’s directors, Messrs. James, Lentz, Schlesinger and Washkowitz, have been employed by or served as consultants to Lehman Brothers Inc. within the past three years. The Board has determined that these employment and consulting relationships involve matters unrelated to the Company, and that these relationships are not material to the Company. Their specific relationships with Lehman Brothers are described in more detail in the biographies set forth on pages 5 through 8 of this Proxy Statement. When evaluating the materiality of these relationships to the Company, the Board considered the fact that Lehman Brothers Merchant Banking Partners II L.P. and other affiliates of Lehman Brothers (collectively, the “Merchant Banking Fund”) owned a significant percentage of the Company’s stock prior to completely selling its holdings in March 2004.(1) The Board also considered the fact that the Company has paid Lehman Brothers fees from time to time for investment banking and related services. These fees have not been significant to the Company or Lehman Brothers (i.e. $7.4 million in 2003, $1.4 million in 2004 and $2.1 million in 2005), and since March 2004 all such fees have been reviewed and approved in advance by the independent Audit Committee. Directors who are affiliated with Lehman Brothers do not participate in any decisions or discussions related to these services, and they do not receive any benefit from related fees. After careful consideration, the Board of Directors has determined that these relationships do not impair, or appear to impair, the directors’ independent judgment.
Director Compensation
      Directors who are employees of the Company receive no additional pay for serving as directors.

2005 Compensation
      Prior to January 2006, each director who was not an employee of the Company (a “non-employee director”) was paid an annual cash retainer of $45,000. Committee chairpersons other than the Audit Committee Chair also received an annual $3,500 cash retainer for committee service. The Audit Committee Chair received a $10,000 annual cash retainer, and other Audit Committee members received $5,000 annual cash retainers for committee service. Non-employee directors also received $1,500 for each day that they attended Board and/or committee meetings. The Company paid the travel and accommodation expenses of directors to attend meetings and other corporate functions.
      Non-employee directors also received options to purchase 1,000 shares of Company Common Stock and a grant of restricted stock valued at $50,000 when they were first elected to the Board of Directors. The shares subject to the restricted stock awards vest after three years if the recipient continues to serve on the Board of Directors. Non-employee directors also received annual stock option grants valued at $25,000 (based on Black-Scholes methodology). All non-employee director stock options were granted at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. These options vest in one-third increments over three years and expire ten years after grant. In the event of a change of control of the Company, any previously unvested options will vest and all restrictions related to the restricted stock awards will lapse.

      (1)Prior to May 2001, the Merchant Banking Fund owned in excess of 90% of the Company’s outstanding common stock. Over the ensuing three-year period, the Merchant Banking Fund sold all of its Company holdings through a series of registered public offerings, falling below a 50% controlling interest level in April 2002 and completing its exit in March 2004.

      The following table summarizes the compensation paid to the non-employee directors of the Company during 2005.
Director Compensation Table

		Fees Earned			Non-Stock
		or Paid	Stock	Option	Incentive Plan	All Other
	Total	in Cash	Awards	Awards	Compensation	Compensation
Name	($)	($)	($)(1)(2)	($)(3)	($)	($)

B. R. Brown	91,157	65,250	907	25,000	—	—
William A. Coley	86,519	60,750	769	25,000	—	—
Henry Givens, Jr.	86,519	60,750	769	25,000	—	—
William E. James	90,250	65,250	—	25,000	—	—
Robert B. Karn III	108,368	82,125	1,243	25,000	—	—
Henry E. Lentz	89,469	63,750	719	25,000	—	—
William C. Rusnack	102,250	77,250	—	25,000	—	—
James R. Schlesinger	82,750	57,750	—	25,000	—	—
Blanche M. Touhill	89,875	64,875	—	25,000	—	—
John F. Turner(4)	99,863	25,500	50,151	24,212	—	—
Sandra Van Trease	90,743	64,500	1,243	25,000	—	—
Alan H. Washkowitz	87,969	62,250	719	25,000	—	—

(1)	Awards are valued at the time of grant at fair market value.

(2)	Dollar amounts include dividends paid on restricted stock awards as follows: Mr. Brown, $907; Mr. Coley, $769; Dr. Givens, $769; Mr. Karn, $1,243; Mr. Lentz, $719; Mr. Turner, $151; Ms. Van Trease, $1,243; and Mr. Washkowitz, $719. Dividends are paid at the same rate applicable to all outstanding shares of Common Stock.

(3)	Awards are valued at the time of grant based on Black-Scholes methodology, as applied with guidance from the Compensation Committee’s independent compensation consultants.

(4)	In accordance with the Board’s compensation program, Mr. Turner received restricted stock and stock option awards upon his election to the Board of Directors in July 2005.

2006 Compensation
      In October 2005, the Company commissioned a compensation analysis conducted by an independent third party to determine whether the Company’s compensation for the Board of Directors was consistent with other publicly held companies of similar size. Based upon such analysis, the Board of Directors approved certain amendments to the director compensation program for non-employee directors. Effective January 1, 2006, non-employee directors will receive an annual cash retainer of $75,000 and annual equity compensation valued at $75,000, awarded one-half in restricted shares (based on the fair market value of the common stock on the date of grant) and one-half in stock options (based on Black-Scholes methodology). The restricted stock awards will vest upon the third anniversary of the date of grant or such other period designated by the Board of Directors pursuant to the Company’s Long-Term Equity Incentive Plan. The stock option awards will be granted at an exercise price equal to the fair market value of the common stock on the date of grant, will vest in equal annual installments over three years, and will expire ten years after grant. In the event of a change of control of the Company (as defined in the Company’s Long-Term Equity Incentive Plan), all restrictions related to the restricted stock awards will lapse and any previously unvested options will vest. The restricted stock awards and options also provide for vesting in the event of death or disability or termination of service without cause with Board consent.
      Members of various committees of the Board of Directors will receive the following additional compensation:

•	The Audit Committee Chairperson will receive an annual $15,000 cash retainer.

•	Other Audit Committee members will receive annual $5,000 cash retainers.

•	Chairpersons of the Compensation and Nominating & Corporate Governance Committees will receive annual $10,000 cash retainers.

•	Directors who serve on more than one committee will receive an additional annual $10,000 cash retainer.
      The Company will continue to pay the travel and accommodation expenses of directors to attend meetings and other corporate functions. Directors will no longer receive per diem meeting attendance fees.
Board Attendance and Executive Sessions
      The Board of Directors met eleven times in 2005. During that period, each incumbent director attended 85% or more of the aggregate number of meetings of the Board and the committees on which he or she served that were held during his or her tenure as director, and average attendance was 96%. Mr. Engelhardt serves as chairman at all meetings of the Board of Directors, including portions of meetings where all directors are present. Pursuant to the Company’s Corporate Governance Guidelines, the non-management directors meet in executive session at least quarterly. The chair of each executive session is selected in advance by non-management directors and is rotated at each meeting so that (i) the same non-management director does not lead two consecutive sessions, and (ii) to the extent practical, each non-management director has an opportunity to serve as chair before repeating the rotational cycle. During 2005, the Company’s non-management directors met in executive session ten times.
Committees of the Board of Directors
      The Board has appointed four standing committees from among its members to assist it in carrying out its obligations. These committees include an Audit Committee, Compensation Committee, Executive Committee and Nominating and Corporate Governance Committee. Each standing committee has adopted a formal charter that describes in more detail its purpose, organizational structure and responsibilities. A copy of each committee charter can be found on the Company’s website (www.peabodyenergy.com) by clicking on “Investors,” and then “Corporate Governance” and is available in print to any shareholder who requests it. A description of each committee and its current membership follows:

Compensation Committee
      The members of the Compensation Committee are Robert B. Karn III (Chair), B. R. Brown and William E. James. The Board of Directors has affirmatively determined that, in its judgment, all members of the Compensation Committee are independent under rules established by the New York Stock Exchange.

      The Compensation Committee met eleven times during 2005. Some of the primary responsibilities of the Compensation Committee include the following:

•	To annually review and approve corporate goals and objectives relevant to the Company’s CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and together with the other independent members of the Board of Directors, determine and approve the CEO’s compensation levels based on this evaluation;

•	To annually review with the CEO, the performance of the Company’s executive officers and make recommendations to the Board of Directors with respect to the compensation plans for such officers;

•	To annually review and approve the CEO’s and the executive officers’ base salary, annual incentive opportunity and long-term incentive opportunity and as appropriate, employment agreements, severance agreements, change in control provisions and any special supplemental benefits;

•	To approve annual bonus awards for executive officers other than the CEO;

•	To oversee the Company’s annual and long-term incentive programs;

•	To periodically assess the Company’s director compensation program and, when appropriate, recommend modifications for Board consideration;

•	To review and make recommendations to the Board of Directors in conjunction with the CEO, as appropriate, with respect to succession planning and management development; and

•	To make regular reports on its activities to the Board of Directors.
      A separate Report of the Compensation Committee on Executive Compensation is set forth on pages 33 through 41 of this Proxy Statement.

Executive Committee
      The members of the Executive Committee are Gregory H. Boyce (Chair since March 2005), Irl F. Engelhardt (Chair prior to March 2005), William A. Coley, Henry E. Lentz and William C. Rusnack. The Executive Committee met nine times during 2005.
      When the Board of Directors is not in session, the Executive Committee will have all of the power and authority as delegated by the Board of Directors, except with respect to:

•	Amending the Company’s certificate of incorporation and bylaws;

•	Adopting an agreement of merger or consolidation;

•	Recommending to shareholders the sale, lease or exchange of all or substantially all of the Company’s property and assets;

•	Recommending to shareholders dissolution of the Company or revocation of any dissolution;

•	Declaring a dividend;

•	Issuing stock; and

•	Appointing members of Board committees.

Nominating and Corporate Governance Committee
      The members of the Nominating and Corporate Governance Committee are Blanche M. Touhill (Chair), Henry Givens, Jr., James R. Schlesinger, John F. Turner and Alan H. Washkowitz. The Board of Directors has affirmatively determined that, in its judgment, all members of the Nominating and Corporate Governance Committee are independent under rules established by the New York Stock Exchange.
      The Nominating and Corporate Governance Committee met nine times during 2005. Some of the primary responsibilities of the Nominating and Corporate Governance Committee include the following:

•	To identify, evaluate and recommend qualified candidates for election to the Board of Directors;

•	To advise the Board of Directors on matters related to corporate governance;

•	To assist the Board of Directors in conducting its annual assessment of Board performance;

•	To recommend the structure, composition and responsibilities of other Board committees;

•	To advise the Board of Directors on matters related to corporate social responsibility;

•	To ensure that the Company maintains an effective orientation program for new directors and a continuing education and development program to supplement the skills and needs of the Board of Directors; and

•	To make regular reports on its activities to the Board of Directors.

Audit Committee
      The members of the Audit Committee are William C. Rusnack (Chair), Robert B. Karn III and Sandra Van Trease. The Board of Directors has affirmatively determined that, in its judgment, each member of the Audit Committee meets all applicable independence standards established by the New York Stock Exchange. The Board of Directors also has determined that each of Messrs. Rusnack and Karn and Ms. Van Trease is an “audit committee financial expert” under rules and regulations adopted by the Securities and Exchange Commission.
      The Audit Committee met eight times during 2005. The Audit Committee’s primary purpose is to provide assistance to the Board of Directors in fulfilling its oversight responsibility with respect to:

•	The quality and integrity of the Company’s financial statements and financial reporting processes;

•	The Company’s systems of internal accounting and financial controls and disclosure controls;

•	The independent registered public accounting firm’s qualifications and independence;

•	The performance of the Company’s internal audit function and independent registered public accounting firm; and

•	Compliance with legal and regulatory requirements, and codes of conduct and ethics programs established by management and the Board of Directors.
      Some of the primary responsibilities of the Audit Committee include the following:

•	To appoint the Company’s independent registered public accounting firm, which shall report directly to the Audit Committee;

•	To approve all audit engagement fees and terms and all permissible non-audit engagements with the Company’s independent registered public accounting firm;

•	To ensure that the Company maintains an internal audit function and review the appointment of the senior internal audit team and/or provider;

•	To approve the terms of engagement for the internal audit provider;

•	To meet on a regular basis with the Company’s financial management, internal audit management and independent registered public accounting firm to review matters relating to the Company’s internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the outside audit, the independence of the independent registered public accounting firm and other matters relating to the Company’s financial condition;

•	To oversee the Company’s financial reporting process and to review in advance of filing or issuance the Company’s quarterly reports on Form 10-Q, annual reports on Form 10-K, annual reports to shareholders, proxy materials and earnings press releases;

•	To review the Company’s guidelines and policies with respect to risk assessment and risk management, and to monitor the Company’s major financial risk exposures and steps management has taken to control such exposures; and

•	To make regular reports to the Board of Directors regarding the activities and recommendations of the Audit Committee.
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee has reviewed and discussed the Company’s audited financial statements and management’s report on internal control over financial reporting as of and for the fiscal year ended December 31, 2005 with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. Management is responsible for the Company’s internal control over financial reporting and the financial statements, while Ernst & Young is responsible for conducting its audit in accordance with generally accepted auditing standards including Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements, and expressing opinions on the Company’s financial statements in accordance with U.S. generally accepted accounting principles and management’s report on internal control over financial reporting.
      The Audit Committee reviewed with Ernst & Young the overall scope and plans for their audit of the Company’s financial statements and management’s report on internal control over financial reporting. The Audit Committee also discussed with Ernst & Young matters relating to the quality and acceptability of the Company’s accounting principles, as applied in its financial reporting processes, as required by Statement of Auditing Standards (SAS) No. 61 and SAS No. 90. In addition, the Audit Committee reviewed and discussed with Ernst & Young the auditor’s independence from management and the Company, as well as the matters included in written disclosures received from Ernst & Young as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. As part of its review, the Audit Committee reviewed fees paid to Ernst & Young and considered whether Ernst & Young’s performance of non-audit services for the Company was compatible with the auditor’s independence.
      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE:

WILLIAM C. RUSNACK, CHAIR
ROBERT B. KARN III
SANDRA VAN TREASE
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FEES
      Ernst & Young LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005 and has been appointed to serve in that capacity again for fiscal 2006, subject to ratification by the Company’s shareholders. See Ratification of Appointment of Independent Registered Public Accounting Firm (Item 2) on page 43 of this Proxy Statement.
      The following fees were paid to Ernst & Young for services rendered during the Company’s last two fiscal years:

•	Audit Fees: $2,672,000 (for the fiscal year ended December 31, 2005) and $2,680,000 (for the fiscal year ended December 31, 2004) for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Qs and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements for those fiscal years.

•	Audit-Related Fees: $279,000 (for the fiscal year ended December 31, 2005) and $225,000 (for the fiscal year ended December 31, 2004) for assurance-related services for audits of employee benefit plans, due diligence services related to acquisitions or divestitures and consultation services related to proposed or newly released accounting standards.

•	Tax Fees: $693,000 (for the fiscal year ended December 31, 2005) and $733,000 (for the fiscal year ended December 31, 2004) for tax compliance, tax advice and tax planning services.
      Under procedures established by the Board of Directors, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm to ensure that the provisions of such services do not impair such firm’s independence. The Audit Committee may delegate its pre-approval authority to one or more of its members, but not to management. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
      Each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories, including audit services, audit-related services, tax services and all other permissible services. At that time, the Audit Committee pre-approves a list of specific services that may be provided within each of these categories, and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year, subject to providing the Audit Committee with regular updates. The Audit Committee reviews the amount of all billings submitted by the independent registered public accounting firm on a regular basis to ensure that their services do not exceed pre-defined limits. The Audit Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm. The Audit Committee also must approve in advance any fees for pre-approved services that exceed the pre-established limits, as described above.
      Under Company policy and/or applicable rules and regulations, the independent registered public accounting firm is prohibited from providing the following types of services to the Company: (1) bookkeeping or other services related to the Company’s accounting records or financial statements, (2) financial information systems design and implementation, (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions, (7) human resources, (8) broker-dealer, investment advisor or investment banking services, (9) legal services, and (10) expert services unrelated to audit.
      During the fiscal year ended December 31, 2005, all of the services described under the headings “Audit-Related Fees” and “Tax Fees” were approved by the Audit Committee pursuant to the procedures described above.
CORPORATE GOVERNANCE MATTERS
      Good corporate governance has been a priority at Peabody Energy for many years. The Company’s key governance practices are outlined in its Corporate Governance Guidelines, committee charters, and Code of Business Conduct and Ethics. These documents can be found on the Company’s Corporate Governance webpage (www.peabodyenergy.com on the Internet) by clicking on “Investors” and then “Corporate Governance,” and are available in print to any shareholder upon request. The Code of Business Conduct and Ethics applies to the Company’s directors, Chief Executive Officer, Chief Financial Officer, Controller and other Company personnel.
      The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing the Corporate Governance Guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Each year, the Nominating and Corporate Governance Committee, with the assistance of outside experts, reviews the Company’s corporate governance practices, not only to ensure that they comply with applicable laws and NYSE listing requirements, but also to ensure that they continue to reflect best practices and promote the best interests of the Company and its shareholders.
      In 2005, the Board of Directors amended its Corporate Governance Guidelines to establish a new director election process to address situations where a director nominee receives more “withheld” than “for” votes. The Board took this action after consulting with independent governance experts and considering a variety of alternatives.
      Under the new process, the Company’s directors will continue to be elected by a plurality vote. However, in uncontested elections, if a director nominee receives more “withheld” than “for” votes, the director nominee will be required to promptly tender his or her resignation. The Board will then determine whether to accept or reject the resignation based on such factors as the nominee’s qualifications and contributions to the Company, and whether any special interest groups conducted a campaign involving the election to further their own interests rather than shareholders as a whole.
      The new director election process is set forth in the Corporate Governance Principle on Majority Voting appearing as Annex A to this Proxy Statement.

      The Board also approved several other important changes to the Corporate Governance Guidelines, which are accessible on the Company’s website as indicated above. Under the new Corporate Governance Guidelines:

•	Individual directors may not serve on more than four other public company boards;

•	Individual directors are required to submit their resignation to the Board of Directors for consideration following a job change; and

•	The Company has adopted and will disclose stock ownership guidelines for officers and directors.
Shareholder Communications with the Board of Directors
      The Board of Directors has adopted the following procedures for shareholders and other interested persons to send communications to the Board, individual directors and/or Committee Chairs (collectively, “Shareholder Communications”):
      Shareholders and other interested persons seeking to communicate with the Board should submit their written comments to the Chairman, Peabody Energy Corporation, 701 Market Street, St. Louis, Missouri 63101. The Chairman will forward such Shareholder Communications to each Board member (excluding routine advertisements and business solicitations, as instructed by the Board), and provide a report on the disposition of matters stated in such communications at the next regular meeting of the Board of Directors. If a Shareholder Communication (excluding routine advertisements and business solicitations) is addressed to a specific individual director or Committee Chair, the Chairman will forward that communication to the named director, and will discuss with that director whether the full Board and/or one of its committees should address the subject matter.
      If a Shareholder Communication raises concerns about the ethical conduct of management or the Company, it should be sent directly to the Company’s Vice President and General Counsel at 701 Market Street, St. Louis, Missouri 63101. The Vice President and General Counsel will promptly forward a copy of such Shareholder Communication to the Chairman of the Audit Committee and, if appropriate, the Chairman of the Board, and take such actions as they authorize to ensure that the subject matter is addressed by the appropriate Board committee, management and/or the full Board.
      If a shareholder or other interested person seeks to communicate exclusively with the Company’s non-management directors, such Shareholder Communications should be sent directly to the Corporate Secretary who will forward any such communications directly to the Chair of the Nominating and Corporate Governance Committee. The Corporate Secretary will first consult with and receive the approval of the Chair of the Nominating and Corporate Governance Committee before disclosing or otherwise discussing the communication with members of management or directors who are members of management.
      At the direction of the Board, the Company reserves the right to screen all materials sent to its directors for potential security risks and/or harassment purposes.
      Shareholders also have an opportunity to communicate with the Board of Directors at the Company’s Annual Meeting of Shareholders. Pursuant to Board policy, each director is expected to attend the Annual Meeting in person, subject to occasional excused absences due to illness or unavoidable conflicts. Each of the Company’s thirteen then-incumbent directors attended the last Annual Meeting of Shareholders in May 2005.

Overview of Director Nominating Process
      The Board of Directors believes that one of its primary goals is to advise management on strategy and to monitor the Company’s performance. The Board also believes that the best way to accomplish this goal is by choosing directors who possess a diversity of experience, knowledge and skills that are particularly relevant and helpful to the Company. As such, current Board members possess a wide array of skills and experience in the coal industry, related energy industries and other important areas, including finance and accounting, operations, environmental management, education, governmental affairs and administration, and healthcare. When evaluating potential members, the Board seeks to enlist the services of candidates who possess the highest ethical standards, and a combination of skills and experience which the Board determines are the most appropriate to meet its objectives. The Board believes all candidates should be committed to creating value over the long term and to serving the best interests of the Company and all of its shareholders.
      The Nominating and Corporate Governance Committee (“Committee”) is responsible for identifying, evaluating and recommending qualified candidates for election to the Board of Directors. The Committee will consider director candidates submitted by shareholders. Any shareholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Peabody Energy Corporation, 701 Market Street, St. Louis, Missouri 63101:

•	Shareholder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age and address of candidate;

•	A detailed resume describing among other things the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board of Directors, and documents his/her ability to satisfy the director qualifications described below;

•	A description of any arrangements or understandings between the shareholder and the candidate; and

•	A signed statement from the candidate, confirming his/her willingness to serve on the Board of Directors.
      The Corporate Secretary will promptly forward such materials to the Committee Chair and the Chairman of the Board. The Corporate Secretary also will maintain copies of such materials for future reference by the Committee when filling Board positions.
      Shareholders may submit potential director candidates at any time pursuant to these procedures. The Committee will consider such candidates if a vacancy arises or if the Board decides to expand its membership, and at such other times as the Committee deems necessary or appropriate. Separate procedures apply if a shareholder wishes to nominate a director candidate at the 2007 Annual Meeting. Those procedures are described on page 56 of this Proxy Statement under the heading “Information About Shareholder Proposals.”
      Pursuant to its charter, the Committee must review with the Board of Directors, at least annually, the requisite qualifications, independence, skills and characteristics of Board candidates, members and the Board as a whole. When assessing potential new directors, the Committee considers individuals from various and diverse backgrounds. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Committee believes that candidates should generally meet the following criteria:

•	Candidates should possess broad training, experience and a successful track record at senior policy-making levels in business, government, education, technology, accounting, law, consulting and/or administration;

•	Candidates should possess the highest personal and professional ethics, integrity and values. Candidates also should be committed to representing the long-term interests of the Company and all of its shareholders;

•	Candidates should have an inquisitive and objective perspective, strength of character and the mature judgment essential to effective decision-making;

•	Candidates need to possess expertise that is useful to the Company and complementary to the background and experience of other Board members; and

•	Candidates need to be willing to devote sufficient time to Board and Committee activities and to enhance their knowledge of the Company’s business, operations and industry.
      The Committee will consider candidates submitted by a variety of sources (including, without limit, incumbent directors, shareholders, Company management and third-party search firms) when filling vacancies and/or expanding the Board. If a vacancy arises or the Board decides to expand its membership, the Committee generally asks each director to submit a list of potential candidates for consideration. The Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he/she is potentially qualified to serve on the Board. At that time, the Committee also will consider potential nominees submitted by shareholders in accordance with the procedures described above. The Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified shareholder nominees on the same basis as those submitted by Board members or other sources.
      After completing this process, the Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Committee will rank them by order of preference, depending on their respective qualifications and the Company’s needs. The Committee Chair, or another director designated by the Committee Chair, will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with members of the Committee. All such interviews are held in person, and include only the candidate and the independent Committee members. Based upon interview results and appropriate background checks, the Committee then decides whether it will recommend the candidate’s nomination to the full Board.
      The Committee believes this process has consistently produced highly qualified, independent Board members to date. However, the Committee may choose, from time to time, to use additional resources (including independent third-party search firms) after determining that such resources could enhance a particular director search. The Committee has not used third-party firms for prior searches.

OWNERSHIP OF COMPANY SECURITIES
      The following table sets forth information as of March 1, 2006 with respect to persons or entities who are known to beneficially own more than 5% of the Company’s outstanding Common Stock, each director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers as a group.
Beneficial Owners of More Than Five Percent, Directors and Management

	Amount and Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership(1)(2)(3)	Class(4)

FMR Corp.	35,215,620	13.3%
82 Devonshire Street Boston, MA 02109
Gregory H. Boyce	852,546	*
B. R. Brown	10,267	*
William A. Coley	9,466	*
Irl F. Engelhardt	1,302,479	*
Henry Givens, Jr.	9,455	*
William E. James	53,241	*
Robert B. Karn III	25,575	*
Henry E. Lentz	9,163	*
Richard A. Navarre	159,535	*
William C. Rusnack	25,753	*
James R. Schlesinger	25,769	*
Blanche M. Touhill	25,769	*
John F. Turner	2,464	*
Sandra Van Trease	26,253	*
Roger B. Walcott, Jr.	109,899	*
Alan H. Washkowitz	9,163	*
Richard M. Whiting	114,535	*
All directors and executive officers as a group (21 people)	3,015,257	1.1%

(1)	Amounts shown are based on the latest available filings on Form 13G or other relevant filings made with the Securities and Exchange Commission (“SEC”). Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(2)	Includes shares issuable pursuant to stock options exercisable within 60 days after March 1, 2006, as follows: Mr. Boyce, 809,476; Mr. Brown, 4,061; Mr. Coley, 4,061; Mr. Engelhardt, 699,772; Dr. Givens, 4,061; Mr. James, 44,851; Mr. Karn, 10,071; Mr. Lentz, 4,061; Mr. Navarre, 56,750; Mr. Rusnack, 17,251; Dr. Schlesinger, 17,251; Dr. Touhill, 17,251; Mr. Turner, 0; Ms. Van Trease, 10,071; Mr. Walcott, 40,061; Mr. Washkowitz, 4,061; Mr. Whiting, 27,539; and all directors and executive officers as a group, 1,811,140. Also includes shares of restricted stock that remain unvested as of March 1, 2006 as follows: Mr. Boyce, 40,000; Mr. Brown, 6,206; Mr. Coley, 5,394; Mr. Engelhardt, 0; Dr. Givens, 5,394; Mr. James, 870; Mr. Karn, 870; Mr. Lentz, 5,102; Mr. Navarre, 0; Mr. Rusnack, 870; Dr. Schlesinger, 870; Dr. Touhill, 870; Mr. Turner, 2,464; Ms. Van Trease, 870; Mr. Walcott, 0; Mr. Washkowitz, 5,105; Mr. Whiting, 0; and all directors and executive officers as a group 74,882.

(3)	Amounts shown in this table and these footnotes have been adjusted to reflect the effects of the Company’s 2-for-1 stock splits effected in March 2005 and February 2006.

(4)	An asterisk (*) indicates that the applicable person beneficially owns less than one percent of the outstanding shares.
Section 16(a) Beneficial Ownership Reporting Compliance
      The Company’s executive officers and directors and persons beneficially holding more than ten percent of the Company’s Common Stock are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Company Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. The Company files these reports of ownership and changes in ownership on behalf of its executive officers and directors. To the best of the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 2005, and written representations from certain reporting persons that no additional reports were required, all required reports were timely filed.
EXECUTIVE COMPENSATION
      The Company continuously strives to provide detailed and clear information related to executive compensation. While the Securities and Exchange Commission has not yet implemented its new proposed executive compensation rules, the Company has decided to provide additional information about executive compensation in this section of the Proxy Statement. The Company has included where practicable additional tables and narrative incorporating many of the proposed new disclosures in an effort to make as transparent as possible its compensation practices for our shareholders. The Company’s executive compensation disclosures may differ in future years depending upon the rules ultimately adopted by the SEC.
      The following table summarizes the annual and long-term compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for their service to the Company during the periods indicated.
Summary Compensation Table

					Long-Term Compensation

							LTIP
		Annual Compensation			Restricted	Securities	Payments
					Stock	Underlying	From Prior-	All Other
		Salary	Bonus		Awards	Options	Year Grants	Compensation
Name and Principal Position	Year	($)	($)		(#)(1)	(#)(1)(2)	($)(3)	($)(4)

Gregory H. Boyce (5)	2005	790,750	1,272,370		—	77,364	1,473,103 (7)	100,984
Chief Executive Officer,	2004	659,750	838,403		—	92,968	—	189,730
President and Director	2003	162,500	415,000		40,000 (6)	1,322,564	—	216,276

Richard A. Navarre	2005	568,750	1,410,000	(8)	—	49,606	2,568,581	66,248
Executive Vice President and	2004	469,938	670,030		—	62,400	880,087	48,700
Chief Financial Officer	2003	432,438	420,000		—	58,240	164,004	44,000

Richard M. Whiting	2005	521,250	1,697,440	(9)	—	26,516	2,659,264	59,576
Executive Vice President —	2004	506,250	666,156		—	47,676	1,246,909	52,134
Sales, Marketing & Trading	2003	462,200	410,136		—	60,296	232,331	48,467

				Long-Term Compensation

						LTIP
		Annual Compensation		Restricted	Securities	Payments
				Stock	Underlying	From Prior-	All Other
		Salary	Bonus	Awards	Options	Year Grants	Compensation
Name and Principal Position	Year	($)	($)	(#)(1)	(#)(1)(2)	($)(3)	($)(4)

Roger B. Walcott, Jr.	2005	440,500	490,390	—	22,560	2,508,346	49,033
Executive Vice President —	2004	431,725	413,770	—	40,760	1,173,449	44,031
Corporate Development	2003	421,225	374,000	—	56,868	218,672	43,040

Irl F. Engelhardt (10)	2005	1,000,000	1,654,935	—	111,044	14,505,315	120,102
Chairman and Director	2004	975,000	1,659,450	—	203,816	3,190,494	103,273
	2003	875,000	1,500,000	—	164,440	594,484	94,693

(1)	Number adjusted to reflect 2-for-1 stock splits effected by the Company in March 2005 and February 2006.

(2)	Represents number of shares of Common Stock underlying options.

(3)	Long-term performance awards earned in 2005 were based on achievement of performance objectives for the period January 2, 2003 to December 31, 2005. The material terms of these performance units are described under the caption “Performance Units” in the Report of the Compensation Committee on page 35 of this Proxy Statement.

(4)	Amounts included in this column are described below in the All Other Compensation Table.

(5)	Mr. Boyce was employed by the Company effective October 1, 2003. He was elected Chief Executive Officer Elect on March 1, 2005 and assumed the position of Chief Executive Officer on January 1, 2006.

(6)	The restricted stock award was granted on October 1, 2003 and vests on October 14, 2009. At the close of the last trading day of 2005, the market value was $1,648,400.

(7)	Mr. Boyce’s performance award was prorated because his employment with the Company began after the commencement of the performance period.

(8)	Includes a retention bonus of $600,000 paid on August 31, 2005 under an employment agreement between the Company and Mr. Navarre.

(9)	Includes a retention bonus of $1,001,020 paid on August 31, 2005 under the terms of an employment agreement between the Company and Mr. Whiting.

(10)	Mr. Engelhardt served as Chief Executive Officer until December 31, 2005.

Estimated Fair Value of 2005 Total Annual Compensation
      Because elements of the Summary Compensation Table do not lend themselves to being totaled due to different presentation requirements and to provide additional transparency on the total compensation for our named executive officers, we are providing the following “supplemental” Estimated Fair Value of 2005 Total Annual Compensation table. The components of executive compensation included in this table are as follows:

•	Cash compensation, consisting of salary and annual incentive compensation (bonus);

•	Estimated fair value of long-term incentive compensation granted in 2005, consisting of stock options and performance unit awards; and

•	Other compensation, including group term life insurance, savings plan matching payments and performance contributions, and restricted stock dividends.

Estimated Fair Value of 2005 Total Annual Compensation

			Long-Term Incentive
			Compensation

	Cash Compensation		Stock
			Option	Performance	All Other
	Salary	Bonus	Awards	Unit Awards	Compensation
Name	($)	($)	($)(1)	($)(2)	($)(3)	Total ($)

Gregory H. Boyce	790,750	1,272,370	626,793	990,356	100,984	3,781,253
Richard A. Navarre	568,750	1,410,000	392,915	553,651	66,248	2,991,564
Richard M. Whiting	521,250	1,697,440	200,761	281,991	59,576	2,761,018
Roger B. Walcott, Jr.	440,500	490,390	170,809	239,884	49,033	1,390,616
Irl F. Engelhardt	1,000,000	1,654,935	881,417	1,237,966	120,102	4,894,420

(1)	Estimated fair value of stock option awards granted in 2005 is based on the grant date fair value using Black-Scholes methodology, as applied with guidance from the Compensation Committee’s independent compensation consultants. The Company cautions that the amount ultimately realized by the named executive officer from the award will likely vary based on a number of factors, including the Company’s actual operating performance, stock price fluctuations and the timing of exercise.

(2)	Performance units with stock market performance conditions have been valued utilizing Black-Scholes methodology (as applied with guidance from the Compensation Committee’s independent compensation consultants) within a Monte Carlo simulation which incorporates the total shareholder return hurdles set for each grant. Performance units with internal performance conditions have been valued based on the market price at the grant date (adjusted for dividends foregone during the service period), assuming a targeted achievement rate. The Company cautions that the amount ultimately realized by the named executive officer from the award will likely vary based on a number of factors, including the performance of the Company’s common stock price relative to an industry peer group and the S&P MidCap 400 Index, the Company’s three-year Adjusted EBITDA Return on Invested Capital, and the timing of vesting. The material terms of these performance units are described under the caption “Performance Units” in the Report of the Compensation Committee on page 35 of this Proxy Statement.

(3)	Amounts included in this column are described below in the All Other Compensation Table.

2005 Total Compensation Received in Cash
      To provide additional transparency about the total cash compensation earned by our named executive officers for 2005, we are providing the following “supplemental” 2005 Total Compensation Received in Cash table. A significant portion of each named executive officer’s cash compensation shown for 2005 was paid pursuant to performance units granted in 2003. These amounts were earned over a three-year period and reflect the Company’s performance and stock price appreciation over that three-year period.
      The components of executive compensation included in this table are as follows:

•	Cash compensation, consisting of salary and annual incentive compensation (bonus);

•	Payments pursuant to performance units granted in 2003 as described above; and

•	Other compensation, including group term life insurance, savings plan matching payments and performance contributions, and restricted stock dividends.

      The numbers reported in this table are reported in the Summary Compensation Table and several elements of this table are also reported in various other tables, including the Estimated Fair Value of 2005 Total Annual Compensation table.
2005 Total Compensation Received in Cash

			LTIP Payments
			from Prior-Year		All Other
	Salary	Bonus	Grants		Compensation	Total
Name	($)	($)	($)(1)		($)(2)	($)

Gregory H. Boyce	790,750	1,272,370	1,473,103	(3)	100,984	3,637,207
Richard A. Navarre	568,750	1,410,000	2,568,581		66,248	4,613,579
Richard M. Whiting	521,250	1,697,440	2,659,264		59,576	4,937,530
Roger B. Walcott, Jr.	440,500	490,390	2,508,346		49,033	3,488,269
Irl F. Engelhardt	1,000,000	1,654,935	14,505,315		120,102	17,280,352

(1)	Long-term performance awards earned in 2005 were based on achievement of performance objectives for the period January 2, 2003 to December 31, 2005. The material terms of these performance units are described under the caption “Performance Units” in the Report of the Compensation Committee on page 35 of this Proxy Statement. Under the terms of the performance awards, the Compensation Committee has the discretion to pay these amounts in cash or stock.

(2)	Amounts included in this column are described below in the All Other Compensation Table.

(3)	Mr. Boyce’s performance award was prorated because his employment with the Company began after the commencement of the performance period.
      The following table sets forth detail of the amounts reported in the All Other Compensation column of the Summary Compensation Table and in the Estimated Fair Value of 2005 Total Annual Compensation table and the 2005 Total Compensation Received in Cash table.
All Other Compensation Table

			Annual 401(k)
		Group	Matching and		Dividends on
		Term Life	Performance		Restricted
		Insurance	Contributions	Relocation	Stock	Perquisites
Name	Year	($)	($)	($)	($)(1)	($)	Total

Gregory H. Boyce	2005	2,039	92,145	—	6,800	—	100,984
	2004	1,683	66,365	116,432	5,250	—	189,730
	2003	—	16,520	198,506	1,250	—	216,276

Richard A. Navarre	2005	923	65,325	—	—	—	66,248
	2004	504	48,196	—	—	—	48,700
	2003	459	43,541	—	—	—	44,000

Richard M. Whiting	2005	1,301	58,275	—	—	—	59,576
	2004	1,259	50,875	—	—	—	52,134
	2003	735	47,732	—	—	—	48,467

			Annual 401(k)
		Group	Matching and		Dividends on
		Term Life	Performance		Restricted
		Insurance	Contributions	Relocation	Stock	Perquisites
Name	Year	($)	($)	($)	($)(1)	($)	Total

Roger B. Walcott, Jr.	2005	703	48,330	—	—	—	49,033
	2004	687	43,344	—	—	—	44,031
	2003	668	42,372	—	—	—	43,040

Irl F. Engelhardt	2005	4,902	115,200	—	—	—	120,102
	2004	4,773	98,500	—	—	—	103,273
	2003	4,193	90,500	—	—	—	94,693

(1)	Dividends are paid at the same rate applicable to all outstanding shares of Common Stock.
      The following table sets forth information concerning the grant of stock options to each of the Company’s executive officers listed on the Summary Compensation Table on page 22 during the fiscal year ended December 31, 2005. Each named executive officer received stock option awards at the beginning of the fiscal year and certain named executive officers received supplemental stock option awards in connection with the implementation of the Company’s succession plan in March 2005. The exercise price for all options granted is equal to the fair market value of the Company’s Common Stock on the date of grant. The number and exercise price of all options have been adjusted to reflect the 2-for-1 stock splits effected by the Company in March 2005 and February 2006.
Option Grants in Last Fiscal Year

	Individual Grants

	Number of
	Securities	Percent of
	Underlying	Options
	Options	Granted to	Exercise or				Grant Date
	Granted	Employees in	Base Price	Expiration	Vesting		Fair Value
Name	(#)(1)(2)	Fiscal Year	($/share)(2)	Date	Dates(3)	Grant Date	($)(4)

Gregory H. Boyce	51,960	12.41%	19.33	01/03/2015	01/03/06	01/03/05	393,337
	25,404	6.07%	23.45	03/01/2015	03/01/06	03/01/05	233,456

	77,364						626,793

Richard A. Navarre	38,804	9.27%	19.33	01/03/2015	01/03/06	01/03/05	293,746
	10,802	2.58%	23.73	04/01/2015	04/01/06	04/01/05	99,169

	49,606						392,915

Richard M. Whiting	26,516	6.33%	19.33	01/03/2015	01/03/06	01/03/05	200,761
Roger B. Walcott, Jr.	22,560	5.39%	19.33	01/03/2015	01/03/06	01/03/05	170,809
Irl F. Engelhardt	111,044	26.53%	20.26	01/25/2015	01/25/06	01/25/05	881,417

(1)	Other material terms of these options are described under the caption “Stock Options” in the Report of the Compensation Committee on page 35 of this Proxy Statement.

(2)	The number and exercise price of all options have been adjusted to reflect the 2-for-1 stock splits effected by the Company in March 2005 and February 2006.

(3)	The options vest in three equal annual installments beginning on the first anniversary of the date of grant.

(4)	Represents grant date value determined using Black-Scholes methodology, as applied with guidance from the Compensation Committee’s independent compensation consultants.
      The following table sets forth detail from stock option exercises by named executive officers in the last fiscal year, and the number and value of unexercised stock options held by these individuals as of December 31, 2005. The options in this table were granted between May, 1998 and April, 2005.
      Peabody Energy became a public company on May 21, 2001. All of the named executive officers, except Mr. Boyce, were employed by the Company prior to that date, and received stock options both prior to the initial public offering (“IPO”) and after. The size and terms of the pre-IPO stock options were determined according to standard practices at that time for private companies. These pre-IPO option grants, many of which remain unexercised, were designed to be competitive in the industry marketplace for top executives, to compensate the management group on a basis commensurate with the risks associated with a highly leveraged transaction, to reward performance and to align their interests with the Company’s owners.
      The options granted after the IPO have been made in accordance with the executive compensation philosophy stated in this proxy, which calls for total compensation in line with marketplace practices for similarly-sized public companies, to reward performance and to provide a clear link between executive pay and shareholder value.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

											Value of Unexercised In-the-Money
	Shares Acquired on Exercise (#)(1)				Number of Securities Underlying Unexercised Options at Fiscal Year-End(1)						Options at Fiscal Year-End(2)

					Exercisable (#)			Unexercisable (#)

		Post IPO		Value	LBO	Post IPO			Post IPO
Name	LBO Grants	Grants	Total	Realized ($)	Grants	Grants	Total	LBO Grants	Grants	Total	Exercisable ($)	Unexercisable ($)

Gregory H. Boyce	—	160,000	160,000	4,139,780	—	752,700	752,700	—	180,196	180,196	24,073,756	4,850,845
Richard A. Navarre	—	62,568	62,568	1,344,840	—	6,820	6,820	388,372	110,618	498,990	197,695	17,568,066
Richard M. Whiting	22,612	157,388	180,000	4,158,707	—	22,710	22,710	435,208	78,398	513,606	719,457	18,618,435
Roger B. Walcott, Jr.	—	52,400	52,400	804,158	—	—	—	435,208	68,688	503,896	—	18,351,447
Irl F. Engelhardt	1,047,860	—	1,047,860	$28,817,885	245,132	494,874	740,006	1,246,272	301,734	1,548,006	25,932,397	55,265,987

(1)	Amounts adjusted to reflect the 2-for-1 stock splits effected by the Company in March 2005 and February 2006.

(2)	Values are calculated based on the closing price of Peabody Energy Corporation Common Stock on the last trading day of 2005 (i.e., $41.21 per share) less the applicable exercise price, in each case adjusted to reflect the Company’s 2-for-1 stock splits in March 2005 and February 2006. Stock splits do not affect the monetary value of stock options.

     When the Company was acquired by its prior owners in 1998, it had an estimated market capitalization of $480 million. Today, less than 8 years later, the market capitalization is approximately $12 billion, a compound annual growth rate of 55%, compared to the S&P 500, which grew less than 10% per year in the same period.
      This market-leading growth over time has resulted in substantial stock option gains to executives, especially those options held for the longest period of time (all Company stock options, granted either pre- or post-IPO, have a 10-year term from the date of grant). This growth in market capitalization has also enabled executives to obtain ownership in the Company and further align their interest with other shareholders.
      The following table sets forth information concerning the grant of performance units to each of the Company’s executive officers listed on the Summary Compensation Table above during the fiscal year ended December 31, 2005. Except as otherwise shown in the table, the performance period with respect to such awards is January 3, 2005 through December 31, 2007.
Long-Term Incentive Plans —
Awards in Last Fiscal Year

	Number of Shares,	Performance or Other	Fair Value on
	Units or Other	Period Until	Date of
Name	Rights (#)(1)(2)	Maturation or Payout	Grant ($)(3)

Gregory H. Boyce	45,628	1/3/05-12/31/07	990,356
Richard A. Navarre	25,508	1/3/05-12/31/07	553,651
Richard M. Whiting	12,992	1/3/05-12/31/07	281,991
Roger B. Walcott, Jr.	11,052	1/3/05-12/31/07	239,884
Irl F. Engelhardt	57,036	1/3/05-12/31/07	1,237,966

(1)	The material terms of these performance units, including performance payout formulas, are described under the caption “Performance Units” in the Report of the Compensation Committee on page 35 of this Proxy Statement.

(2)	Amounts adjusted to reflect the 2-for-1 stock splits effected by the Company in March 2005 and February 2006.

(3)	Performance units with stock market performance conditions have been valued utilizing Black-Scholes methodology (as applied with guidance from the Compensation Committee’s independent compensation consultants) within a Monte Carlo simulation which incorporates the total shareholder return hurdles set for each grant. Performance units with internal performance conditions have been valued based on the market price at the grant date (adjusted for dividends foregone during the service period), assuming a targeted achievement rate.

Equity Compensation Plan Information
      The table below provides information regarding the Company’s equity compensation plans as of December 31, 2005. Share totals and exercise prices have been adjusted to reflect the Company’s 2-for-1 stock splits in March 2005 and February 2006.

Number of Securities
	(a)		Remaining Available for
	Number of Securities		Future Issuance Under
	to Be Issued upon	Weighted-Average	Equity Compensation
	Exercise of Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants	Outstanding Options,	Securities Reflected in
Plan Category	and Rights	Warrants and Rights	Column (a))

Equity compensation plans approved by security holders	10,783,786	$6.37	15,853,254
Equity compensation plans not approved by security holders	—	—	—
Total	10,783,786	$6.37	15,853,254
Pension Benefits
      The Company’s Salaried Employees Retirement Plan, or pension plan, is a “defined benefit” plan. The pension plan provides a monthly annuity to salaried employees when they retire. A salaried employee must have at least five years of service to be vested in the pension plan. A full benefit is available to a retiree at age 62. A retiree can begin receiving a benefit as early as age 55; however, a 4% reduction factor applies for each year a retiree receives a benefit prior to age 62.
      An individual’s retirement benefit under the pension plan is equal to the sum of (1) 1.112% of the highest average monthly earnings over 60 consecutive months up to the “covered compensation limit” multiplied by the employee’s years of service, not to exceed 35 years, and (2) 1.5% of the average monthly earnings over 60 consecutive months over the “covered compensation limit” multiplied by the employee’s years of service, not to exceed 35 years.
      The Company announced in February 1999 that the pension plan would be phased out beginning January 1, 2001. Certain transition benefits were introduced based on the age and service of the employee at December 31, 2000: (1) employees age 50 or older will continue to accrue service at 100%; (2) employees between the ages of 45 and 49 or under age 45 with 20 years or more of service will accrue service at the rate of 50% for each year of service worked after December 31, 2000; and (3) employees under age 45 with less than 20 years of service will have their pension benefits frozen. In all cases, final average earnings for retirement purposes will be capped at December 31, 2000 levels.

      The estimated annual pension benefits payable upon retirement at normal retirement age and early retirement age for the Chief Executive Officer and the other named executive officers are as follows:
Retirement Plan Potential Annual Payments and Benefits(1)

			Estimated		Estimated
			Normal		Early
	Number of	Normal	Retirement	Early	Retirement
	Years Credited	Retirement	Annual	Retirement	Annual Benefit
Name	Service (#)(2)	Age (#)	Benefit($)	Age (#)	($)(3)

Gregory H. Boyce	—	—	—	—	—
Richard A. Navarre	7.75	62	37,993	55	27,355
Richard M. Whiting	26.50	62	264,786	55	169,685
Roger B. Walcott, Jr.	2.58	62	24,663	55	17,757
Irl F. Engelhardt	26.75	62	490,008	59 (4)	398,268

(1)	Future pension payments to be made pursuant to the Company’s Salaried Employees Retirement Plan.

(2)	Due to the phase-out of the Company’s pension plan as described above, years of service may differ from years of employment.

(3)	A 4% reduction factor applies for each year a retiree receives a benefit prior to age 62.

(4)	Mr. Engelhardt is 59 years old.
      The Company has one supplemental defined benefit retirement plan that provides retirement benefits to executives whose pay exceeds legislative limits for qualified defined benefit plans.
Employment Agreements
      The Company has entered into employment agreements with each of the named executive officers and with certain other key executives.
      The Chief Executive Officer’s employment agreement provides for a three-year term that extends day-to-day so that there is at all times remaining a term of three years. Following a termination without cause or resignation for good reason, the Chief Executive Officer would be entitled to a payment in substantially equal installments equal to three years’ base salary and three times the higher of (1) the target annual bonus for the year of termination or (2) the average of the actual annual bonuses paid in the three prior years. He would also be entitled to a one-time prorated bonus for the year of termination (based on the Company’s actual performance multiplied by a fraction, the numerator of which is the number of business days he was employed during the year of termination, and the denominator of which is the total number of business days during that year), payable when bonuses, if any, are paid to other executives. He would also be entitled to receive qualified and nonqualified retirement, life insurance, medical and other benefits for three years. In addition to the aforementioned, following a termination without cause or resignation for good reason (as defined in the employment agreement), he would be paid a lump sum of $800,000 if the termination occurred on or after age 52. If the Chief Executive Officer were to terminate for any reason on or after age 55 or die or became disabled, the lump sum of $800,000 would also be paid. Upon termination without cause, resignation for good reason, death, disability, or termination for any reason after reaching age 55, he would be entitled to deferred compensation payable in cash in one of the following amounts: if termination occurred (a) prior to age 55, the greater of (i) the cash equivalent of the fair market value of 80,000 shares of Company common stock on October 1, 2003 plus interest or (ii) an amount equal to the fair market value of 80,000 shares on the date of termination; (b) on or after age 55 but prior to age 62, the greater of (i) the amount referenced in (a) on the date of termination, (ii) $1.6 million, reduced by .333% for each month that termination occurs before reaching age 62, or (iii) the fair market value of 80,000 shares on the date of termination; (c) on or after age 62, the greater of the amount referenced in (b) on the date of termination or $1.6 million. If he were to terminate for any other reason prior to reaching age 55, the deferred compensation amount would be forfeited.
      The Company entered into amended employment agreement with Mr. Engelhardt effective January 1, 2006 at a reduced salary and bonus level as described on page 37. Mr. Engelhardt’s amended agreement is for a term of two years, which may be extended by mutual agreement. The Company may only terminate employment for cause, disability or death. Mr. Engelhardt may terminate his employment at any time; however, if he terminates employment for good reason, he would be entitled to his base salary through December 31, 2007, a one-time prorated bonus for the year of termination (based on the Company’s actual performance multiplied by a fraction, the numerator of which is the number of business days he was employed during the year of termination, and the denominator of which is the total number of business days during that year), payable when bonuses, if any, are paid to other executives. He will also receive qualified and nonqualified retirement, life insurance, medical and other benefits through December 31, 2007.
      Other executives’ employment agreements have either one-year or two-year terms which extend day-to-day so that there is at all times a remaining term of one or two years, respectively. The other key executives are entitled to the following benefits, payable in equal installments over one or two years: (1) one or two times base salary and (2) one or two times the higher of (A) the target annual bonus or (B) the average of the actual annual bonuses paid in the three prior years. In addition, the other executives are entitled to (1) a one-time prorated bonus for the year of termination (based on the Company’s actual performance multiplied by a fraction, the numerator of which is the number of business days the executive officer was employed during the year of termination, and the denominator of which is the total number of business days during that year), payable when bonuses, if any, are paid to the Company’s other executives, and (2) qualified and nonqualified pension, life insurance, medical and other benefits for the one or two-year period, as applicable, following termination.
      Under all executives’ employment agreements, the Company is not obligated to provide any benefits under tax qualified plans that are not permitted by the terms of each plan or by applicable law or that could jeopardize the plan’s tax status. Continuing benefit coverage will terminate to the extent an executive is offered or obtains comparable coverage from any other employer. The employment agreements provide for confidentiality during and following employment, and include a noncompetition and nonsolicitation agreement that is effective during and for one year following employment. If an executive breaches any of his or her confidentiality, noncompetition or nonsolicitation agreements, the executive will forfeit any unpaid amounts or benefits. To the extent that excise taxes are incurred by an executive as a result of “excess parachute payments,” as defined by IRS regulations, the Company will pay additional amounts so that executives would be in the same financial position as if the excise taxes were not incurred.

Report of the Compensation Committee
      The Compensation Committee is comprised entirely of independent directors and has the responsibility for the evaluations and compensation of the Company’s executives. The Committee has overall responsibility for monitoring the performance of the Company’s executives and evaluating and approving the Company’s executive compensation plans, policies and programs. The Committee will also review and approve any benefit plans that directly impact the Company’s executives. In addition, the Compensation Committee administers the Company’s annual and long-term incentive plans and programs and periodically assesses the Company’s director compensation program.
      On March 1, 2005, following a thorough succession planning process, the Board of Directors selected Gregory H. Boyce to succeed Irl F. Engelhardt as Chief Executive Officer effective January 1, 2006. The Compensation Committee and Board, in conjunction with Messrs. Boyce and Engelhardt, also developed an orderly transition plan which took place in 2005. To facilitate a successful transition, Mr. Engelhardt continued his CEO duties through 2005 and will remain as Chairman of the Board and a senior officer of the Company after January 1, 2006. One of the Committee’s primary objectives during 2005 was to work closely with Messrs. Boyce and Engelhardt to ensure a seamless transfer, and to develop appropriate compensation packages commensurate with their new roles and responsibilities.

Compensation Philosophy
      The fundamental objective of the Company’s executive compensation program is to attract, retain and motivate key executives to enhance long-term profitability and shareholder value.
      The Company’s compensation program is based on the following policies and objectives:

•	Programs will have a clear link to shareholder value.

•	Programs will be designed to support achievement of the Company’s business objectives.

•	Total compensation opportunities will be established at levels which are competitive with marketplace practices and other pertinent criteria, taking into account such factors as executive performance, level of experience and retention value.

•	Variable incentive pay will constitute a significant portion of each executive’s compensation.

•	Incentive pay will be designed to:

•	Reflect company-wide, business unit and individual performance, based on each individual’s position and level; and

•	Incorporate “absolute” (internal) and “relative” (external) performance measures.

•	Programs will be communicated so that participants understand how their decisions and actions affect business results and their compensation.
      With these policies and objectives in mind, the Compensation Committee has designed a pay structure for the named executive officers that incorporates three key components: base salary, annual incentive payments, and long-term incentive compensation consisting of stock options and performance units.

Compensation Program Competitiveness Study
      The Compensation Committee commissioned a compensation analysis conducted by an independent third party in June 2005 to determine whether the Company’s executive compensation programs were consistent with those of other publicly held companies of similar size and in a similar industry. The results of this study confirmed that the Company’s executive compensation programs are consistent with those of other publicly held companies of similar size and in a similar industry, including, those companies that comprise the “Custom Composite Index” component of the “Stock Performance Graph” (see page 42 of this Proxy Statement) and several other public companies in the coal and energy sectors. The Compensation Committee will continue to periodically review the Company’s executive compensation programs to ensure that such programs remain competitive and continue to meet their objectives.

Annual Base Salary
      Based upon the above-referenced study, the Compensation Committee reviewed the base salaries of the Company’s executive officers to ensure competitiveness in the marketplace. The Compensation Committee will continue to review the base salaries of the named executive officers to ensure salaries continue to reflect marketplace practices and take into account performance, experience and retention value.

Perquisites
      The Company does not believe that perquisites are necessary at this time to attract and retain highly qualified management personnel. The Company’s named executive officers did not receive perquisites in 2005.

Annual Incentive Plan
      The Company’s annual incentive compensation plan provides opportunities for key executives to earn annual cash incentive payments tied to the successful achievement of pre-established objectives.
      All annual incentive plan participants are assigned threshold, target and maximum incentive percentages. If performance does not meet the threshold level, no incentive is earned. At threshold levels, the incentive that can be earned generally equals 50% of the target incentive. The target incentive represents the level of compensation that is considered to be required to stay competitive with the desired pay position in the market. Target incentive payments generally are received for achieving budgeted financial goals and meeting individual performance goals. Maximum incentive payments generally are received when financial goals and individual performance goals are significantly exceeded. A participant’s annual incentive opportunity is based upon his or her level of participation in the incentive plan. The incentive opportunity increases based upon an executive’s potential to affect operations or profitability.
      Awards for corporate employees, including the Chief Executive Officer, are based on achievement of corporate and individual performance goals. Awards to operating employees are based on achievement of a combination of corporate, business unit and individual performance goals. Achievement of corporate performance is determined by comparing the Company’s actual performance against objective goals, and achievement of individual goals is determined by evaluating a combination of both objective and subjective performance measures. All goals are established by the Company, and goals for the named executive officers are reviewed and approved by the Compensation Committee at the beginning of each calendar year. In 2005, the performance measures for the named executive officers included Adjusted EBITDA (50%), Value Creation (20%) and individual performance (30%). In 2006, these measures will include Adjusted EBITDA (40%), Return on Invested Capital (20%), safety (10%) and individual performance (30%).
      All award payments to the named executive officers are subject to the review and approval of the Compensation Committee. In addition, annual incentive payments for 2005 for both the Chief Executive Officer and the Chairman were reviewed and approved by the independent members of the Board of Directors.

2005 Incentive Payments
      For the fiscal year ended December 31, 2005, the Company awarded annual incentive payments to the Chief Executive Officer, the Chairman and the other named executive officers, as reflected in the bonus column of the Summary Compensation Table. Other eligible executives were paid under the same annual incentive plan. Annual incentive payouts for 2005 were based on the Company’s achievement of goals for Adjusted EBITDA, Value Creation and individual performance.

Long-Term Incentives
      The Compensation Committee has determined that a long-term incentive opportunity will be made available to each of the Company’s named executive officers through annual awards of stock options and performance units. The targeted value of these awards generally is split evenly between stock options and performance units and equals 225% of base salary for the Chief Executive Officer and 100% of base salary for other named executive officers. The Compensation Committee intends that these long-term incentive opportunities be competitive and based on actual Company performance. When evaluating awards to be granted, the Compensation Committee considers competitive market data and retention value of the individual executives.

Stock Options
      The Company’s stock option program is a long-term plan designed to create a direct link between executive compensation and increased shareholder value. The targeted value of annual option awards to the named executive officers equals 112.5% of base salary for the Chief Executive Officer and 50% of base salary for other named executive officers as described above. However, awards can deviate from these guidelines at the discretion of the Compensation Committee. The Company uses a Black-Scholes valuation model to establish the value of its stock option grants. The grants are currently made in the form of nonqualified stock options and are awarded on the first business day of each year.
      All stock options are granted at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant. Stock options generally vest in one-third increments over a period of three years; however, options will immediately vest upon a change of control of the Company or upon an employee’s death, disability or a recapitalization event. Options expire ten years from the date of grant.

Performance Units
      Certain key executives are eligible to receive long-term incentive awards in the form of performance units. The targeted value of performance unit awards to the named executive officers equals 112.5% of base salary for the Chief Executive Officer and 50% of base salary for other named executive officers as described above. However, awards can deviate from these guidelines at the discretion of the Compensation Committee. Performance units granted in 2005 will be payable in shares of the Company’s common stock, if earned. For units granted in January 2005, the value of the performance units is tied to the relative performance of the Company’s Common Stock and a three-year Adjusted EBITDA Return on Invested Capital measure. The percentage of the performance units earned is based on the Company’s total shareholder return (TSR) over a period beginning January 3, 2005 and ending December 31, 2007 relative to an industry comparator group (the Industry Peer Group) and the S&P MidCap 400 Index (together weighted 50% of the total award) and Adjusted EBITDA Return on Invested Capital (weighted 50%). TSR measures cumulative stock price appreciation plus dividends. The Industry Peer Group generally is perceived to be subject to similar market conditions and investor reactions as the Company. For this reason, the Industry Peer Group is weighted at 60% while the S&P MidCap 400 Index is weighted at 40%.
      Performance payout formulas are as follows:

•	Threshold payouts (equal to 50% of the value of the performance units, as measured at the end of the performance period) begin for TSR performance at the 40th percentile of the Industry Peer Group, the 35th percentile of the S&P MidCap 400 Index and a threshold measure for three-year Adjusted EBITDA Return on Invested Capital.

•	Target payouts (equal to 100% of the value of the performance units, as measured at the end of the performance period) are based on performance at the 55th percentile of the Industry Peer Group, 50th percentile of the S&P MidCap 400 Index and a target measure for three-year Adjusted EBITDA Return on Invested Capital.

•	Maximum payouts (equal to 200% of the value of the performance units, as measured at the end of the performance period) are based on performance at the 80th percentile of the Industry Peer Group, the 75th percentile of the S&P MidCap 400 Index and a maximum measure for the three-year Adjusted EBITDA Return on Invested Capital.

•	Results between threshold and target payout levels, and target and maximum payout levels, are ratably adjusted.

•	No payments will be made if TSR is negative and performance is below the 50th percentile of the Industry Peer Group. Also, the maximum payout cannot exceed 150% of the value of the performance units (as measured at the end of the performance period) if TSR is negative and performance is above the 50th percentile of the Industry Peer Group.
      Performance units are issued at a price that equals the average closing price of the Company’s Common Stock during the four weeks of trading immediately following the date of grant. TSR for the Company at the end of the cycle is based on the average closing price during the last four weeks of trading in the performance cycle. Units vest over, and are payable subject to the achievement of performance goals at the conclusion of, the measurement period. Upon a change of control of the Company, a recapitalization event or the executive’s death, disability, retirement or termination without cause, payments by the Company will be paid in proportion to the number of vested performance units based upon the TSR performance as of the date the event occurs.

Other Plans
      The Company maintains a Deferred Compensation Plan pursuant to which certain executives can defer base, annual incentive and any cash-based long-term incentive compensation. Effective December 8, 2004, the Company amended the Deferred Compensation Plan to no longer allow new contributions.

      The Company also maintains a defined contribution retirement plan, a defined benefit retirement plan (which plan is being phased out as discussed on page 30 of the Proxy Statement) and other health and welfare benefit plans for its employees. Executives participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amount that may be contributed by or paid to executives under the plans. In addition, the Company maintains one excess defined benefit retirement plan and one excess defined contribution plan that provides retirement benefits to executives whose pay exceeds legislative limits for qualified benefit plans.

Compensation of the Chief Executive Officer and Chairman
      Upon his election as Chief Executive Officer Elect in March 2005, Mr. Boyce’s base salary was increased to $825,000. During 2005, Mr. Engelhardt’s base salary was $1,000,000. Effective January 1, 2006, Mr. Engelhardt’s base salary was adjusted to $350,000 to reflect his continuing roles as Chairman of the Board and senior officer of the Company. A review of competitive market data conducted in June 2005 by an independent compensation consultant (selected by and reporting to the Compensation Committee) supports the competitiveness of these salaries.
      For the fiscal year ended December 31, 2005, Mr. Boyce’s maximum incentive opportunity under the Company’s annual incentive compensation plan for 2005 was 175% of his base salary, or $1,443,750. Mr. Engelhardt’s maximum incentive opportunity under the Company’s annual incentive compensation plan was also 175% of his base salary, or $1,750,000. The maximum incentive opportunity for the other named executive officers was 150% of their base salary. Based on Company and individual performance for the fiscal year ended December 31, 2005, Mr. Boyce was awarded a bonus payout equal to 154.2% of his 2005 base salary, or $1,272,370. Mr. Engelhardt was awarded a bonus payout equal to 165.5% of his 2005 annual base salary, or $1,654,935. The full Board of Directors evaluated Mr. Boyce’s and Mr. Engelhardt’s performance during 2005, and this evaluation of their individual performance combined with the Company’s performance versus pre-established targets were the major considerations in setting the amount of annual incentive compensation plan awards. The Compensation Committee and the independent members of the Board of Directors approved the salary and bonus amounts for Messrs. Boyce and Engelhardt.
      During the fiscal year ended December 31, 2005, Messrs. Boyce and Engelhardt also received long-term incentive awards consisting of stock options and performance units. The specific terms of such awards are outlined in this report under the captions “Long Term Incentives,” “Stock Options” and “Performance Units,” and in the compensation tables above.
      In February 2006, Messrs. Boyce and Engelhardt received performance payouts of $1,473,103 and $14,505,315, respectively, pursuant to terms of performance units granted in 2003 (described above under “Performance Units”). These payouts were consistent with the Company’s stated executive compensation philosophy to create a clear link to shareholder value and to base payments, in part, on relative external performance. Specifically, the percentage of these performance units earned was based on the Company’s total shareholder return over the three-year performance period beginning January 2, 2003 and ending December 31, 2005, relative to the total shareholder return (“TSR”) of an industry comparator group and an S&P Industrial Index.
      During this three-year performance period, the Company created approximately $9 billion in additional shareholder value, while setting records for safety. The Company’s TSR was the highest in the industry comparator group and at the 99th percentile of the relevant S&P Industrial Index. It was also the highest three-year total shareholder return since the Company’s initial public offering. Messrs. Boyce and Engelhardt were instrumental in leading the Company through this unprecedented period of growth and improvements in safety that resulted in a 70.9% increase in revenues, a

524% increase in stock price and a 48% improvement in safety ratings. Future performance unit payouts, if any, will require continued above-median relative TSR.
      The following table sets forth additional details regarding performance unit payments earned by each of the named executive officers in 2005. The payments relate to performance units granted in 2003 and reflect the Company’s performance and stock price appreciation during the ensuing three-year performance period.
      The table compares the Company’s total shareholder return for the three-year period ended December 31, 2005 to the performance of a peer group comprising seven publicly-traded mining companies and to the performance of an index comprising 375 publicly-traded industrial companies. Based on the Company’s relative performance, the named executive officers earned the following awards under the program:
Peabody Relative Performance for Performance Period Ending December 31, 2005 and
Resulting Performance Unit Awards(1)

		Peabody		Peabody
		Percentile		Percentile
		Ranking		Ranking
		Among Peer		Compared	Peabody
		Companies-	Peabody	to Industrial	Ranking
		Total	Ranking	Index-Total	Among	Payout as	Target	Actual Award	Actual Award
	Performance	Shareholder	Among 7 Peer	Shareholder	Industrial	a % of	Award Units	Units	Value
Name	Period	Return	Companies	Return	Companies	Target	(#)(2)	(#)(2)	($)(3)

Gregory H. Boyce	2003-2005	100%	1	99.1%	3 of 375	200%	17,804	35,608	$1,473,103 (4)
Richard A. Navarre	2003-2005	100%	1	99.1%	3 of 375	200%	31,044	62,088	$2,568,581
Richard M. Whiting	2003-2005	100%	1	99.1%	3 of 375	200%	32,140	64,280	$2,659,264
Roger B. Walcott, Jr.	2003-2005	100%	1	99.1%	3 of 375	200%	30,316	60,632	$2,508,346
Irl F. Engelhardt	2003-2005	100%	1	99.1%	3 of 375	200%	175,312	350,624	$14,505,315

(1)	The index is designed to track the performance of companies included in the S&P 500 Index, excluding companies in the financial services, utility and transportation sectors.

(2)	Number of shares has been adjusted to reflect the 2-for-1 stock splits effected by the Company in March 2005 and February 2006.

(3)	The value of the awards was calculated based on the average closing price of the Company’s Common Stock for the four-week period ended December 31, 2005 ($41.37, which has been adjusted for the February 2006 stock split).

(4)	Mr. Boyce’s performance award was prorated because his employment with the Company began after the commencement of the performance period.

      The following graphs illustrate the Company’s strong performance over the past three years in terms of its market capitalization, share price appreciation, and share price appreciation relative to its peer group.
      Share prices have been adjusted for the 2-for-1 stock splits effective March 2005 and February 2006.
Source: Thomson Financial.

Source: Thompson Financial.

Policy on Deductibility of Compensation Expenses
      Pursuant to Section 162(m) under the Internal Revenue Code, certain compensation paid to executive officers in excess of $1 million is not tax deductible, except to the extent such excess constitutes performance-based compensation. Prior to May 2005, the limit on deductibility did not apply to plans in existence prior to the Company’s initial public offering in 2001. The Committee has and will continue to carefully consider the impact of Section 162(m) when establishing incentive compensation plans that apply to periods after May 2005. As a result, a significant portion of the Company’s executive compensation satisfies the requirements for deductibility under Section 162(m). At the same time, the Committee considers its primary goal to design compensation strategies that further the best interests of the Company and its shareholders. In certain cases, the Compensation Committee may determine that the amount of tax deductions lost is insignificant when compared to the potential opportunity a compensation program provides for creating shareholder value. The Compensation Committee therefore retains the ability to evaluate the performance of the Company’s executive officers and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation.

Stock Ownership Guidelines
      The Compensation Committee believes the Company’s executives and directors should acquire and retain a significant amount of Company Common Stock in order to further align their interests with those of other shareholders.
      Under the executive share ownership guidelines adopted by the Company, the Chief Executive Officer is encouraged to acquire and retain Company stock having a value equal to at least five times his base salary. Other named executive officers are encouraged to acquire and retain Company stock having a value equal to at least three times their base salary. All such executives are encouraged to meet these ownership levels within five years after assuming their executive positions.
      Under the Company’s share ownership guidelines for directors, directors are encouraged to acquire and retain Company stock having a value equal to at least three times their annual retainer. Directors are encouraged to meet these ownership levels by the later of December 31, 2007 or three years after joining the Board.

MEMBERS OF THE COMPENSATION
COMMITTEE:

ROBERT B. KARN III (CHAIR)
B. R. BROWN
WILLIAM E. JAMES
Compensation Committee Interlocks and Insider Participation
      Messrs. Brown, James and Karn currently serve on the Compensation Committee. None of these committee members is employed by the Company.
Certain Transactions and Relationships
      A sibling of Mr. Engelhardt, the Company’s Chairman, is employed as Director of Real Estate Sales for a subsidiary of the Company. His compensation (less than $175,000 in 2005) is in accordance with the Company’s employment and compensation practices applicable to employees with similar qualifications, responsibilities and positions.

STOCK PERFORMANCE GRAPH
      The following performance graph compares the cumulative total return on the Company’s Common Stock with the cumulative total return of two indices: (1) the S&P© MidCap 400 Index and (2) a peer group comprised of Arch Coal Inc., Massey Energy Company, CONSOL Energy, Inc. and Westmoreland Coal Company. The graph assumes that the value of the investment in Company Common Stock and each index was $100 at May 21, 2001, the date of the Company’s initial public offering. The graph also assumes that all dividends were reinvested and that investments were held through December 31, 2005. These indices are included for comparative purposes only and do not necessarily reflect management’s opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of the Common Stock.

	May-01	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05

Peabody Energy Corporation	$100	$101	$107	$155	$304	$622

S&P© MidCap 400 Index	$100	$94	$80	$108	$126	$142

Custom Composite Index (4 Stocks)	$100	$65	$46	$76	$114	$182

Copyright© 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
      In accordance with SEC rules, the information contained in (i) the Report of Compensation Committee beginning on page 33, (ii) the Report of the Audit Committee beginning on page 15 and (iii) the Stock Performance Graph above, shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the SEC’s Regulation 14A, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(ITEM 2)
      The Board of Directors has, upon the recommendation of the Audit Committee, appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006, subject to ratification by the Company’s shareholders. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit Committee and the Board are requesting, as a matter of policy, that the shareholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the Company’s shareholders do not ratify the appointment, the Audit Committee may investigate the reasons for shareholder rejection and may consider whether to retain Ernst & Young LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the Company’s shareholders.
      Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions by shareholders. For additional information regarding the Company’s relationship with Ernst & Young LLP, please refer to “Report of the Audit Committee” and “Appointment of Independent Registered Public Accounting Firm and Fees” on pages 15 and 16 of this Proxy Statement.
      The Board of Directors recommends that you vote “FOR” Item 2, which ratifies the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.
APPROVAL OF INCREASE IN AUTHORIZED SHARES
(ITEM 3)
      On February 15, 2006, the Board of Directors approved an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock and directed that the amendment be submitted to the shareholders of the Company for their approval.
      The proposal would amend the Third Amended and Restated Certificate of Incorporation to increase the total authorized capital stock of the Company from 450,000,000 to 850,000,000 shares and to increase the number of authorized shares of Common Stock from 400,000,000 to 800,000,000 shares. No changes would be made to the number of authorized shares of Preferred Stock or Series Common Stock.

      The proposed amendment provides for Section (1) of the Article numbered “Fourth” to be amended to read as follows:

Fourth: (1) The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 850,000,000 shares, consisting of 800,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”) and 40,000,000 shares of Series Common Stock, par value $0.01 per share (“Series Common Stock”). The number of authorized shares of any of the Preferred Stock, the Common Stock or the Series Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock, the Common Stock or the Series Common Stock voting separately as a class shall be required therefor.
      The remaining text of the Article numbered “Fourth” would remain unchanged.
      The Company is currently authorized to issue 400,000,000 shares of Common Stock. As of the record date for the Annual Meeting, 264,634,854 shares of Common Stock were issued and outstanding, and 19,222,356 shares of Common Stock were reserved for issuance pursuant to the Company’s long-term incentive and employee stock purchase plans. As a result of the 2-for-1 split of the Common Stock on February 22, 2006, there are only 115,620,430 shares of unissued and unreserved shares of Common Stock available for issuance in addition to 522,360 treasury shares.
      The Board of Directors believes that it is advisable and in the best interests of the Company and the Company’s shareholders to have available authorized but unissued shares of Common Stock in an amount adequate to provide for future financing needs. The additional shares will be available for issuance from time to time in the discretion of the Board, normally without further shareholder action (except as may be required for a particular transaction by applicable law, requirements of regulatory agencies or by New York Stock Exchange rules), for any proper corporate purpose including, among other things, stock splits, stock dividends, future acquisitions of property or securities of other corporations, convertible debt financing and equity financings. No shareholder has any preemptive rights regarding future issuance of any shares of Common Stock.
      The Board of Directors has no present plans to issue additional shares of Common Stock. However, the Board believes that if an increase in the authorized number of shares of Common Stock were to be postponed until a specific need arose, the delay and expense incident to obtaining the approval of the Company’s shareholders at that time could significantly impair the Company’s ability to meet financing requirements or other objectives.
      The issuance of additional shares of Common Stock may have the effect of diluting the stock ownership of persons seeking to obtain control of the Company. Although the Board of Directors has no present intention of doing so, the Company’s authorized but unissued Common Stock could be issued in one or more transactions that would make a takeover of the Company more difficult or costly and less likely. The proposed amendment to the Third Amended and Restated Certificate of Incorporation is not being recommended in response to any specific effort of which we are aware to obtain control of the Company, nor is the Board currently proposing to shareholders any anti-takeover measures.
      The Board of Directors recommends that you vote “FOR” Item 3, to approve an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company from 400,000,000 shares to 800,000,000 shares.
SHAREHOLDER PROPOSALS AND COMPANY’S STATEMENTS IN OPPOSITION
(ITEMS 4 through 7)
Introduction
      As you review the following shareholder proposals, we encourage you to consider our Board’s intense focus on creating shareholder value through good corporate governance and the Company’s sustained outstanding performance since its 2001 initial public offering. During that period, our shareholder value increased by more than 500%, and our market capitalization increased by more than $10 billion.
      In 2005 alone, our shareholders received a 105% total return and Peabody Energy was ranked among the 10 best performing “large-cap” stocks in the world. The Company has effected two 2-for-1 stock splits since March 2005, and our dividend has increased by an average of more than 20% each year since the IPO. As further evidence of our shareholder focus, the Company was recently recognized by Institutional Investor magazine as a finalist among “America’s Most Shareholder-Friendly Companies.” Peabody was also named to Fortune magazine’s Most Admired Companies list for 2006, placing first or second in its sector in every category, including innovation, people management, use of corporate assets, social responsibility, quality of management, financial soundness, long-term investment and quality of products/services. Importantly, Peabody placed first in its sector for social responsibility due to its strong focus on all dimensions of sustainable development.
      In spite of our outstanding record, the Company has received a relatively large number of shareholder proposals for inclusion in this year’s Proxy Statement. The Board of Directors believes it is important for the Company’s shareholders to have a clear understanding of who is responsible for several of these proposals (Items 4, 5 and 6 in this Proxy Statement), and the context in which they are being made.
      In December 2005, the AFL-CIO and the United Mine Workers of America held a press conference and rally to announce a carefully-coordinated, well-financed “corporate campaign” against the Company aimed at pressuring the Company and its subsidiaries into adopting policies that we believe would be detrimental to the Company and its subsidiaries and not in the best interests of our shareholders. Union officials have described this Peabody-targeted campaign as the “largest ... in America’s coalfields in decades,” and have asserted they have an estimated $160 million in cash to help fund the organizing drive. In this regard, we note that during the past several years, it has become an increasingly common stratagem for unions to engage in corporate campaigns under similar circumstances in an attempt to advance their agendas.
      We believe union officials filed the shareholder proposals as part of their campaign to cause the Company not only to abandon its own rights, but also those of its employees, under the National Labor Relations Act. This, the Company is not willing to do. National Labor Relations Board processes have been used successfully for decades in thousands of elections, and are critical to preserving our employees’ right to choose whether to join a union, without fear of intimidation or reprisal. These processes are also important since they preserve the Company’s right to express its views about union organizing activities.

      The NLRB election process is similar to the process used in general elections across the United States, in that secret ballot elections are held and employees decide, in the privacy of the voting booth, whether or not they want to join a union. If a majority of employees in the bargaining unit vote in favor of union representation, a company is required to recognize the union. Union officials, however, would have the Company agree to dispense with secret ballot elections and to recognize the union as soon as the union is able to persuade a majority of workers to sign cards saying they are in favor of representation (card check). We have always recognized our employees’ rights to join or not join a union. However, we believe our employees have the right to make these decisions in private, without fear of intimidation or reprisal.
      During NLRB elections, companies also have the right to provide their employees with information about the unions and the potential downsides of union membership. Union officials, however, would have the Company waive this right and agree to remain silent while the union goes about its organizing campaigns (neutrality). The Board believes it would not be in the best interests of the Company, its employees or its shareholders for our employees to make decisions about union representation after hearing only one side of the issue. We also believe union officials are using the corporate campaign and related proposals as tools to strengthen their bargaining position in advance of the expiration of a collective bargaining agreement between the UMWA and a few of the Company’s subsidiaries in December 2006.
      Under the circumstances, the proposals and the corporate campaign do not appear to be motivated by a desire to advance the best interests of the Company, our shareholders or our employees.
      The Board of Directors believes that voting for these union-sponsored proposals will encourage union officials to continue, and perhaps intensify, their efforts, which would be detrimental to the Company and its shareholders. The Board of Directors recommends that you vote AGAINST each of the union-sponsored proposals to discourage union officials from continuing their efforts to use the shareholder proposal process to serve their particular interests to the detriment of our shareholders, and for the additional reasons set forth immediately following each of the three proposals and their supporting statements.
      The Board of Directors recommends that you vote AGAINST Items 4 through 7.

ITEM 4 —	FORMATION OF SPECIAL COMMITTEE
      This proposal was submitted by the Service Employees International Union Master Trust (the “Service Employees International Union”), 1313 L Street, N.W., Washington D.C. 20005. The Service Employees International Union has represented that it is the beneficial owner of 10,000 shares of Common Stock and has advised the Company, that it intends to submit the following proposal at the Company’s 2006 Annual Meeting of Shareholders. The words “we” and “our” in the Supporting Statement mean the Service Employees International Union, not the Company:
      “Resolved: The stockholders of Peabody Energy Corporation (the “Company”) urge the Company to take the following steps if a proposal, submitted by a shareholder for a vote pursuant to Rule 14a-8 of the Securities and Exchange Commission, receives a majority of the votes cast (the

“Proposal”), and the Board of Directors (the “Board”) does not take the action requested in the Proposal with 180 days of the meeting at which the vote was obtained, then:

(a) The Board shall constitute a “Majority Vote Shareholder Committee” (the “Committee”) composed of the proponent of the Proposal and other shareholders that indicate to the Company an interest in participating in the Committee;

(b) The purpose of the Committee will be to communicate with the Board regarding the subject matter of the Proposal; the Committee will not be authorized to act on behalf of the Board or to compel the Board to take action, and will not interfere with the Board’s authority to manage the business and affairs of the Company; and

(c) The independent members of the Board shall meet with the Committee no fewer than two times between the date on which the Committee is constituted and the next annual meeting of shareholders.
      The Board may abolish the Committee if (i) the Board takes the action requested in the Proposal; or (ii) the Proposal’s proponent notifies the Board that it does not object to the abolition of the Committee.
Supporting Statement
      In 2004, a majority of the Company’s voting shareholders supported a proposal seeking declassification of the Company’s board of directors. Nonetheless, our Company’s Board has not taken the necessary steps toward declassification. In our opinion, this inaction contrasts with the responsiveness of other companies’ boards.
      According to the Investor Responsibility Research Center, the number of companies seeking to repeal their classified boards increased dramatically in 2004 to a new high of 44 proposals, compared with the previous record of 29 in 2003. During this period, the number of companies with classified boards in the S&P 500 Index fell from 60 percent to 53.6 percent. We believe this trend will continue.
      The purpose of this proposal is to create a mechanism by which shareholders can communicate with their representatives, the Board of Directors. This proposal does not aim to supplant the Board’s decision-making power, but to improve that decision-making by ensuring that shareholders’ viewpoints are fully presented to the independent directors.
      We urge shareholders to vote FOR this proposal.”
      The Board recommends that you vote AGAINST the proposal submitted by the Service Employees International Union for the following reasons:

•	The Board believes the so-called “majority-vote shareholder committee” is and was intended to be a misnomer, since any shareholder could join no matter how few shares they own. In reality, the Board believes the proposed committee would be a vehicle for special interest groups to gain Board access, which could then be used as a tool for harassment and disruption.

•	The proposed committee is unnecessary as there are other avenues available for shareholders to communicate with the Board.

•	The Board believes this proposal was submitted as part of a “corporate campaign” aimed at pressuring the Company into adopting policies being promoted by union officials that would be detrimental to the Company and its shareholders and employees. See Shareholder Proposals and Company’s Statements in Opposition — Introduction.

•	The Board believes this vaguely worded proposal would give activists an open forum to advance their special purpose agendas at the expense of our shareholders. Once established, such a committee could continue indefinitely as the Board would have no power to end its existence without adopting a proposal that may not serve the best interests of shareholders as a whole.

      Due to the nature of its operations and its industry leadership, the Company is sometimes the target of certain special interest groups that seek to promote their own agendas without regard to the interests of the Company and its shareholders. The Board believes that the proposed committee could be used by these groups as a vehicle to gain leverage against the Company to the detriment of its shareholders.
      As proposed, the committee would also be unwieldy as there would be no limit to the number of shareholders that could participate. Moreover, once established, such a committee could continue indefinitely as the Board of Directors would have no power to end its existence without adopting a proposal that may not serve the best interests of the shareholders. An obstructionist proponent could simply refuse to abolish the committee, using it as a tool for harassment and causing distraction to the Company and the incurrence of unnecessary costs.
      As required by New York Stock Exchange (“NYSE”) rules, the Company already has appropriate procedures in place which provide shareholders and other interested parties a way to communicate directly with non-management directors. See Shareholder Communications with the Board of Directors on page 18 of this Proxy Statement. Shareholders also have an opportunity to communicate directly with members of the Board of Directors at the Company’s Annual Meeting of Shareholders. All directors are expected to attend the Annual Meeting in person. Creation of the proposed committee would merely add an unwieldy and potentially disruptive process, where appropriate procedures are already in place.
      Contrary to the proponent’s assertions, the Board is responsive to shareholder concerns. Each year, the Nominating and Corporate Governance Committee, with the assistance of outside experts, reviews the Company’s corporate governance practices to ensure they continue to reflect best practices and promote the best interests of the Company and its shareholders. As part of this review, the Committee evaluates all shareholder proposals, including those that receive a majority vote, and makes recommendations, as appropriate, to the Board with respect to such proposals. In determining whether implementation of a proposal would be in the best interests of the Company and its shareholders, the Committee considers, among other things, the appropriateness of the proposal, whether adoption of the proposal would appropriately accomplish its stated objectives, trends in shareholder voting, institutional investor and governance rating agency concerns and other shareholder considerations. All of the members of this Committee are independent under the NYSE’s independence standards.
      The Board recommends that you vote “AGAINST” the proposal submitted by the Service Employees International Union.

ITEM 5 —	MAJORITY VOTING
      This proposal was submitted by the Sheet Metal Workers’ National Pension Fund (the “Sheet Metal Workers”), 601 N. Fairfax Street, Suite 500, Alexandria, Virginia 22314. The Sheet Metal Workers represented that it is the beneficial owner of 13,400 shares of Common Stock and has advised the Company that it intends to submit the following proposal at the Company’s 2006 Annual Meeting of Shareholders. The words “we” and “our” in the Supporting Statement mean the Sheet Metal Workers, not the Company:
      “Resolved: That the shareholders of Peabody Energy Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
      Supporting Statement: Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”
      Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
      We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
      The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh & McLennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.
      Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.
      Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.
      We urge your support for this important director election reform.”
      The Board recommends that you vote AGAINST the proposal submitted by the Sheet Metal Workers for the following reasons:

•	A similar majority-vote proposal was presented, but did not pass, at last year’s Annual Meeting. The Board, however, heard the concerns of shareholders voting in favor of the proposal and established a new director election process which it believes is a better alternative to a majority-voting standard.

•	The Board believes this proposal was submitted as part of a “corporate campaign” aimed at pressuring the Company into adopting policies being promoted by union officials that would be detrimental to the Company and its shareholders and employees. See Shareholder Proposals and Company’s Statements in Opposition — Introduction.

•	The Board believes that adopting the proposal would make it easier for special interest groups to pressure the Board, to cause disruption and to push their own agendas to the detriment of the Company and its shareholders as a whole.

      In 2005, the Board of Directors specifically reviewed and addressed the issue of whether the Company should retain its plurality voting standard in director elections as provided under Delaware law or adopt a majority-voting standard. As part of its review, the Board considered recent governance trends and input from independent governance experts. After carefully considering these and other factors, the Board determined that retaining the plurality standard in director elections remains in the best interests of the Company and its shareholders. At the same time, the Board recognized that in situations where a director nominee receives more “withheld” votes than “for” votes, it warrants the Board’s careful attention. To address this situation, the Board established a new director election process, which was implemented through the Board’s adoption of the Corporate Governance Principle on Majority Voting appearing as Annex A to this Proxy Statement.
      In adopting the new director election process, the Board recognized that a number of special interest groups are promoting the majority-voting standard as a means to wage corporate campaigns or other detrimental activities that are not in the best interest of all shareholders. The Board believes that if it were to adopt majority voting for directors, it would likely increase the ability of shareholder activists to disrupt elections, destabilize the board and push their special interest agendas. The Board also believes that a majority-voting standard could have the effect of deterring competent people from accepting nomination to the Board.
      Under the new election process, the Company’s directors will continue to be elected by a plurality vote — the same voting standard used in director elections at most public companies in the United States. However, in uncontested elections, if a director nominee receives more “withheld” than “for” votes, the director nominee will be required to promptly tender his or her resignation. The Board will then determine whether to accept or reject the resignation based on all factors affecting the nominee’s qualifications and contributions to the Company.
      In most cases, the outcomes under the new election process and the proposal would be the same. For example, under a majority-voting standard, if a non-incumbent director nominee receives a majority of “withheld” votes, the nominee would not be elected to the board and there would likely be a board vacancy. As provided in the Company’s organizational documents, the Board would then have discretion to fill the vacancy, either with the nominee or someone else. Ultimately, under both the new election process and a majority-voting standard, the Board would determine whether the nominee would serve on the board.
      In other situations, the Board believes the plurality standard, as supplemented by the corporate governance principle, yields a superior outcome and avoids certain legal flaws inherent in applying a majority-voting standard. For example, where an incumbent director nominee receives a majority of “withheld” votes, the new election process is more effective than the proposal at removing a director opposed by shareholders because it requires the nominee to tender his or her resignation. Under the proposal, the nominee would continue to serve on the board even though he or she did not receive a majority of votes. This is because Delaware’s so-called “hold-over” rule allows an incumbent director to hold office until his or her successor has been elected and qualified, unless he or she voluntarily retires or resigns.
      In summary, the Board heard concerns at last year’s Annual Meeting, and responded by establishing a new director election process. The Board believes this new process strengthens the Company’s governance and will allow the Board to be more responsive to shareholders, while at the same time not allowing special interest groups to influence Board decisions to the detriment of shareholders as a whole.
      The Board recommends that you vote “AGAINST” the proposal submitted by the Sheet Metal Workers.

ITEM 6 —	BOARD DECLASSIFICATION
      This proposal was submitted by the AFL-CIO Reserve Fund (the “AFL-CIO”), 815 Sixteenth Street, N.W., Washington, D.C. 20006. The AFL-CIO has represented that it is the beneficial owner of 400 shares of Common Stock and has advised the Company that it intends to submit the following proposal at the Company’s 2006 Annual Meeting of Shareholders. All references to “we” and “our” in the Supporting Statement mean the AFL-CIO, not the Company:
      “RESOLVED: The shareholders of Peabody Energy Corporation (the “Company”) urge the Board of Directors to take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. The Board’s declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.
SUPPORTING STATEMENT
      Our Company’s Board of Directors is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. In our opinion, this director classification system, which results in only a portion of the Board being elected annually, is not in the best interests of our Company and its shareholders. We believe shareholders should have the opportunity to vote on the performance of the entire Board each year.
      Shareholders overwhelmingly supported this proposal last year, with more than 70% voting in favor of declassifying our Company’s board.
      In our view, the election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies. Eliminating this classification system would require each director to stand for election annually and would give shareholders an opportunity to register their views on the performance of the board collectively and each director individually.
      We believe that electing directors annually is one of the best methods available to shareholders to ensure that our Company is managed in the appropriate interests of its investors. Several in-depth studies of the past five years have found significant positive links between governance practices favoring shareholders (like declassifying the board) and firm value. One of the most recent studies, “The Costs of Entrenched Boards,” by Harvard Law School’s Lucian Bebchuk and Alma Cohen, found that staggered boards were associated with an economically meaningful reduction in firm value (as measured by Tobin’s Q). The authors also found “evidence that staggered boards bring about, and not merely reflect, an economically significant reduction in firm value” (Journal of Financial Economics, 2005).

      We believe investors increasingly favor requiring annual elections for all directors. The Council of Institutional Investors, the California Public Employees’ Retirement System, and Institutional Shareholder Services have supported this reform. According to the Investor Responsibility Research Center, a majority of shareholders at 74 companies voted in favor of annual director elections in 2005, and a record 44 companies proposed to repeal their classified board structure last year.
      In our opinion, electing all directors annually is one of the best methods available to shareholders to ensure that the Company will be managed in a manner that is in the best interest of shareholders. We therefore urge our fellow shareholders to support this reform.”
      The Board recommends that you vote AGAINST the proposal submitted by the AFL-CIO for the following reasons:

•	A majority of shareholders voted in favor of a similar proposal submitted by the AFL-CIO at last year’s Annual Meeting. The Board, however, believes shareholders voting in favor of the proposal may not have realized the proposal was intended to pressure the Company into adopting policies being promoted by union officials that would be detrimental to the Company and its shareholders and employees. See Shareholder Proposals and Company’s Statements in Opposition — Introduction.

•	A classified board structure is an important protection for shareholders in a hostile takeover situation because it allows the Company time to negotiate with a potential acquirer, to consider alternative proposals and to maximize shareholder value.

•	The Board continues to believe the classified structure improves its ability to protect shareholder interests and the Company’s long-term value.
      Our current system of electing directors by classes has been in effect since we became a public company in 2001. Under this system, the shareholders elect approximately one-third of our directors each year. Electing directors for staggered three-year terms ensures that a majority of directors will always be familiar with the Company’s complex, global operations. Staggered elections also enable new directors to gain access over time to the knowledge and experience of continuing directors, thereby enhancing their familiarity with the Company’s businesses and strategies. This, in turn, promotes the continuity and stability of Board-formulated policies and the Company’s ability to execute its long-term strategies. In view of these and other important shareholder benefits, nearly 60% of all public companies in the United States, including 53% of S&P 500 companies and 65% of S&P MidCap 400 companies, continue to have classified board structures.
      The AFL-CIO’s supporting statement implies that the Company’s performance is adversely impacted by its classified board structure. This, however, does not accord with the facts. Since the Company’s initial public offering in 2001, our shareholder value has increased by more than 500%, and our market capitalization has increased by more than $10 billion. In 2005 alone, our shareholders received a 105% total return and Peabody Energy was ranked among the 10 best performing “large-cap” stocks in the world. The Company has created superior value for its shareholders since its initial public offering, significantly outperforming both its peer group and the broader market indices. See Stock Performance Graph on page 42 of this Proxy Statement. Furthermore, as a testament to our shareholder focus and strong governance practices, the Company was recently recognized by Institutional Investor magazine as a finalist among “America’s Most Shareholder-Friendly Companies.”
      The Board of Directors continues to believe that the classified structure improves its ability to protect the interests of the shareholders and the long-term value of the Company. Importantly, the classified structure allows directors to make sound long-term strategic decisions, rather than focusing on the short-term. Staggered terms also encourage those who might seek to take control of the Company to negotiate with the Board, which enables the Board to better protect shareholder interests. Because a takeover attempt involving the replacement of directors requires the span of at least two annual meetings, the Board would have more time and leverage to review a takeover proposal, consider alternative proposals and make recommendations to the shareholders. Although the classified structure enhances a board’s ability to negotiate favorable terms in connection with unfriendly or unsolicited proposals, it does not preclude takeover offers.
      The Board also believes that directors elected to classified three-year terms are no less accountable to shareholders than they would be if elected annually. The same standards of performance and responsibility apply regardless of length of term of service. Shareholders also have the opportunity to express their views regarding board performance and composition by replacing directors and electing alternate nominees for the class of directors to be elected each year. For the foregoing reasons, the Board of Directors believes that the benefits of the classified board do not come at the cost of director accountability.
      The existence of a classified board also enhances the independence of non-executive directors. By providing directors with longer assured terms, directors have the latitude to make decisions which may initially be unpopular but which are, in fact, in the best interests of the Company and the shareholders.
      The Board of Directors takes the views of its shareholders seriously and recognizes that a significant number of shares that were voted supported a similar proposal presented at the annual meeting in 2005. As a result, in connection with the Board’s consideration of this year’s proposal, the Board consulted with outside corporate governance experts, reviewed trends in shareholder voting, considered institutional investor concerns and factored in other shareholder considerations. After a thorough review, the Board concluded that the classified board continues to be in the best interests of the Company and our shareholders.
      The Board recommends that you vote “AGAINST” the proposal submitted by the AFL-CIO.

ITEM 7 —	“WATER USAGE” REPORT
      This proposal was submitted by the Sierra Club, 85 Second Street, Second Floor, San Francisco, California 94105. The Sierra Club has represented that it is the beneficial owner of 76 shares of Common Stock and has advised the Company that it intends to submit the following proposal at the Company’s 2006 Annual Meeting of Shareholders:
      “Whereas, when the United States Congress passed the Clean Water Act in 1972 it did so with the expectation that toxic releases to waters would be eliminated. The law also created a system to move towards achieving health and water quality-based standards that would create waters that would be safe enough for activities such as fishing and swimming. The Act also prohibits potentially harmful spills of oil and certain hazardous substances; and
      Whereas the United Nations General Assembly has proclaimed 2005 to 2015 as the International “Water for Life’ Decade and has declared that water is essential to life and crucial for sustainable development and the preservation of our natural environment; and
      Whereas people and wildlife have the right to ample supplies of clean water for drinking, livelihood, recreation and habitat; and
      Whereas Peabody is under investigation by the Illinois Attorney General over alleged water pollution on the Coal Eagle no 2 mine site in Gallatin County, Illinois where coal mine refuse, and other related wastes at Eagle No. 2 contain such inorganic chemicals, including, but not limited to: chlorides, manganese, total dissolved solids, sulfates, and iron, which are believed to have leached into the groundwater and off-site; and
      Whereas Peabody proposes drawing up to 30 million gallons of water from Illinois’ Kaskaskia River for cooling purposes at its proposed Prairie State Generating Station in Washington County, an amount which could adversely impact water quality and river flow; and
      Whereas downstream Illinois communities rely on the Kaskaskia River for drinking water, transportation and recreation; and
      Whereas there are cost-effective and commercially available alternate cooling technologies for coal-fired power plants already in use in other states and other countries, such as dry cooling systems, that would eliminate the need to remove millions of gallons of Kaskaskia River water every day; and
      Whereas, Peabody Western Coal Company (PWCC) has been pumping an average of 1.3 billion gallons of precious groundwater per year from the Black Mesa’s Navajo Aquifer for coal mining and pipe line operations in Arizona; and
      Whereas according Natural Resources Defense Council, water levels have decreased in some wells by more than 100 feet and discharge has dropped by more than 50% in the majority of monitored Navajo Aquifer springs; and
      Whereas PWCC should consider alternative methods to transport coal rather than relying upon ground water;
      Therefore the shareholders resolve that Peabody prepare a report detailing how the company is responding to rising regulatory, competitive, public pressure to significantly reduce surface and groundwater withdrawals and water pollution from the company’s current and proposed power plant operations, coal mining sources, and coal combustion waste facilities.
      The report should be provided by September 1, 2006, at a reasonable cost and omit proprietary information.”
      The Board recommends that you vote AGAINST the Sierra Club’s proposal for the following reasons:

•	The Company is committed to the principles of environmental stewardship and complies with all laws and regulations governing its water use.

•	The requested report is unnecessary as reports are already prepared annually for water use at Black Mesa, and will be required to be prepared annually for water use at Prairie State after operations begin. The Company also plans to publish a corporate and social responsibility report later this year outlining the Company’s views on a variety of social and environmental issues, including water use.

•	The Board believes the proposal contains erroneous and incomplete information about the Company’s operations, and that preparing a report in response to such a proposal would not be in the best interests of the Company or its shareholders.
      Being a good steward of the environment is a central tenet of the Company’s mission statement. The Company applies the principles of sustainable development to its operations, integrating community and environmental stewardship in all aspects of planning, mining and reclamation. The Company’s approach to stewardship and conservation is recognized throughout the industry with more than 20 major awards in the past two years. In 2005, the U.S. Department of the Interior honored the Company’s operations with five of 12 major awards for stewardship including three prestigious Good Neighbor Awards in three of our four U.S. operating regions.
      In support of its proposal, the Sierra Club provides erroneous and incomplete information about the Company’s operations. To set the record straight, the Company offers the following:

Eagle 2
      The Company operated the former Eagle 2 Mine near Shawneetown, Illinois from 1969 to 1993. Years ago, a difference of opinion arose with the local water conservancy district over the amount of sulfate present in the water. Although the measured levels for sulfate were consistent with those found in public water sources elsewhere across the state, the Company agreed to fund relocation of a well and implement a groundwater monitoring system. This resolved the matter to the satisfaction of the water district. The Company continues to monitor water quality in the area, and water quality remains good.

Prairie State
      The Company’s Prairie State Energy Campus near Lively Grove, Illinois, is a planned 1,500 megawatt coal-fueled electricity generating station that will provide low-cost energy for more than 1.5 million families. Prairie State will use 21st Century technologies to protect the environment and be among the cleanest coal-fueled plants in America. Despite these benefits, the Sierra Club has actively opposed the project for years, relying on questionable studies and distorted facts.
      In reality:

•	The Company met all regulatory requirements in obtaining a permit to use water from the Kaskaskia River;

•	The Sierra Club expressed its views to the Illinois EPA about Prairie State’s proposed water use during the permitting process; and

•	By issuing the permit, the Illinois EPA rejected the Sierra Club’s concerns and agreed that Prairie State’s water use will not significantly impact other water users.
      The Board believes this Proxy Statement is an inappropriate forum for the Sierra Club to reiterate its views about proposed water use at Prairie State, as the Sierra Club fully aired those views to the Illinois EPA during the permitting process and it has chosen to appeal the granting of the permit.
      It should be noted that Prairie State would use less than one percent of the Kaskaskia River’s average daily flow primarily for the plant’s cooling process, using technology that will minimize water use and recycle water multiple times. While a dry cooling system was evaluated during the permitting process, the Illinois EPA determined that the technology was not suitable for use at Prairie State.

Black Mesa
      The Company has operated for decades in a responsible manner at Black Mesa. Indeed, in 2005 the U.S. Department of the Interior recognized the environmental and community practices at the Company’s Arizona mines, including Black Mesa, as among the most progressive in the nation, garnering awards for good neighbor initiatives that preserve cultural ways in addition to excellence in reclamation. Contrary to the Sierra Club’s contentions, the Company’s water use has not harmed the Navajo Aquifer.
      Since operations first began at Black Mesa, eleven major independent studies have been performed to analyze the health of the Navajo Aquifer, a huge water resource spanning an area the size of Delaware. Time and again these studies find the aquifer is healthy and robust and that the Company’s water use over the life of operations will be less than one-tenth of one percent of the water stored. In addition, each year the U.S. Department of the Interior issues a report on the aquifer’s health based on data gathered by the U.S. Geological Survey. These reports consistently show the aquifer is healthy, that water quality is excellent and that the Company’s water usage has had minimal impact on springs and streams.
      In support of its proposal, the Sierra Club relies on allegations about the aquifer made by the Natural Resources Defense Council (NRDC). These allegations, however, have been summarily rejected by the U.S. Department of the Interior in consecutive annual reports on the health of the Navajo Aquifer.
      It should be noted that the Black Mesa mine temporarily suspended operations on December 31, 2005, and, consequently, the Company’s water use is currently significantly less than indicated by the Sierra Club.
      The Board recommends that you vote “AGAINST” the Sierra Club’s proposal.
ADDITIONAL INFORMATION
Information About Shareholder Proposals
      If you wish to submit a proposal for inclusion in next year’s Proxy Statement and proxy, we must receive the proposal on or before December 2, 2006, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies. Any proposals should be submitted in writing to: Corporate Secretary, Peabody Energy Corporation, 701 Market Street, St. Louis, Missouri 63101.
      Under the Company’s by-laws, if you wish to nominate a director or bring other business before the shareholders at the 2007 Annual Meeting without having your proposal included in next year’s proxy statement:

•	You must notify the Corporate Secretary in writing at the Company’s principal executive offices between January 5, 2007 and February 4, 2007; however, if the Company advances the date of the meeting by more than 20 days or delays the date by more than 70 days, from May 5, 2007, then such notice must be received not earlier than 120 days before the date of the annual meeting and not later than the close of business on the 90th day before such date or the 10th day after public disclosure of the meeting is made; and

•	Your notice must contain the specific information required by the Company’s by-laws regarding the proposal or nominee, including, but not limited to, name, address, shares held, a description of the proposal or information regarding the nominee and other specified matters.
      You can obtain a copy of the Company’s by-laws without charge by writing to the Corporate Secretary at the address shown above or by accessing the Company’s website

(www.peabodyenergy.com) and clicking on “Investors,” and then “Corporate Governance”. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.
Householding of Proxies
      The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.
      Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. If, at any time, you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company’s annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares.
      You may request to receive at any time a separate copy of our annual report or proxy statement, or notify the Company that you do or do not wish to participate in householding by sending a written request to the Corporate Secretary at 701 Market Street, St. Louis, Missouri 63101 or by telephoning (314) 342-3100.
Additional Filings
      The Company’s Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through the Company’s website on the Internet as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission. They may be accessed at the Company’s website (www.peabodyenergy.com) by clicking on “Investors,” and then “SEC Filings.”
Costs of Solicitation
      The Company is paying the cost of preparing, printing and mailing these proxy materials. The Company has engaged Georgeson Shareholder Communications Inc. to assist in distributing proxy materials, soliciting proxies and in performing other proxy solicitation services for a fee of $9,500 plus their out-of-pocket expenses. Proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation as well as by employees of Georgeson. The Company will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their voting instructions.

OTHER BUSINESS
      The Board of Directors is not aware of any matters requiring shareholder action to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting. Should other matters be properly introduced at the Annual Meeting, those persons named in the enclosed proxy will have discretionary authority to act on such matters and will vote the proxy in accordance with their best judgment.
      The Company will provide to any shareholder, without charge and upon written request, a copy (without exhibits unless otherwise requested) of the Company’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2005 as filed with the Securities and Exchange Commission. Any such request should be directed to Peabody Energy Corporation, Investor Relations, 701 Market Street, St. Louis, Missouri 63101-1826; telephone (314) 342-3100.

By Order of the Board of Directors,

Jeffery L. Klinger
Vice President, General Counsel
and Corporate Secretary

Annex A
Corporate Governance Principle on Majority Voting
      The Board of Directors desires to clarify its position regarding the actions to be taken when a director receives more “withheld” than “for” votes in an election. Such a vote sends a message that clearly warrants the Board’s careful attention. At the same time, the Board of Directors recognizes that a number of special interest groups are promoting the majority-voting standard as a means to wage corporate campaigns or other detrimental activities that are not in the best interest of all shareholders. Certain corporations in heavy industry, including the Company, receive heightened attention from these special interest groups, and the Board of Directors believes that special measures are warranted to protect against their coercive activities.
      In an uncontested election of Directors (i.e., an election where the only nominees are those recommended by the Board of Directors), any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Withhold Vote”) will promptly tender his or her resignation to the Chairman of the Board following certification of the shareholder vote.
      The Nominating and Corporate Governance Committee will promptly consider the resignation submitted by such Director, and will recommend to the Board whether to accept or reject the tendered resignation. In considering whether to accept or reject the tendered resignation, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by its members including, without limitation, the stated reasons why shareholders “withheld” votes for election from such Director, the length of service and qualifications of the Director whose resignation has been tendered, the Director’s contributions to the Company, the Company’s Corporate Governance Guidelines, and whether any special interest groups conducted a campaign involving the election of directors to further the interests of such group, as opposed to the best interests of all shareholders.
      The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting where the election occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, the Board will consider the factors considered by the Nominating and Corporate Governance Committee and such additional information and factors the Board believes to be relevant.
      To the extent that one or more Directors’ resignations are accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.
      Any Director who tenders his or her resignation pursuant to this provision will not participate in the Nominating and Corporate Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Nominating and Corporate Governance Committee receive Withhold Votes at the same election, then the independent Directors who are on the Board who did not receive Withhold Votes in such election (or who were not standing for election) will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept them or reject them. This Board committee may, but need not, consist of all of the independent Directors who did not receive Withhold Votes in that election.
      This corporate governance guideline will be summarized or included in each proxy statement relating to an election of directors of the Company.

A-1

ANNUAL MEETING OF SHAREHOLDERS OF

PEABODY ENERGY CORPORATION

May 5, 2006

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the
envelope provided as soon as possible.

- OR -
TELEPHONE — Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone
and follow the instructions. Have your proxy card
available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and
follow the on-screen instructions. Have your proxy
card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM
Eastern Time the day before the cut-off or meeting date.

â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

     ■
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 THROUGH 3.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS 4 THROUGH 7.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors: The undersigned hereby GRANTS authority to elect the following nominees: (see Board recommendation below):

NOMINEES:
☐	FOR ALL NOMINEES	m Gregory H. Boyce m William E. James
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m Robert B. Karn III m Henry E. Lentz m Blanche M. Touhill

☐	FOR ALL EXCEPT (See instructions below)

RECOMMENDATION:	The Board recommends a vote “For” all Nominees.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:˜

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
     The Board
Recommends “For"

ê
		FOR	AGAINST	ABSTAIN
2.	Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

3.	Approval of Increase in Authorized Shares of Common Stock.	☐	☐	☐
     The Board
Recommends “Against”

ê
		FOR	AGAINST	ABSTAIN
4.	Shareholder Proposal regarding Formation of Special Committee.	☐	☐	☐
5.	Shareholder Proposal regarding Majority Voting.	☐	☐	☐
6.	Shareholder Proposal regarding Board Declassification.	☐	☐	☐
7.	Shareholder Proposal regarding Water Use.	☐	☐	☐

If you vote over the Internet or by telephone, please do not mail your card
MARK HERE IF YOU PLAN TO ATTEND THE MEETING.☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■		■

PEABODY ENERGY CORPORATION
Annual Meeting of Shareholders
Friday, May 5, 2006, 10:00 A.M.
Ritz-Carlton Hotel
100 Carondelet Plaza
Clayton, Missouri 63105
If you plan to attend the 2006 Annual Meeting of Shareholders of Peabody Energy Corporation, please detach this Admission Card and bring it with you to the meeting. This card will provide evidence of your ownership and enable you to attend the meeting. Attendance will be limited to those persons who owned Peabody Energy Corporation Common Stock as of March 15, 2006, the record date for the Annual Meeting.
When you arrive at the Annual Meeting site, please fill in your complete name in the space provided below and submit this card to one of the attendants at the registration desk.
If you do not bring this Admission Card and your shares are registered in your own name, you will need to present a photo I.D. at the registration desk. If your shares are registered in the name of your bank or broker, you will be required to submit other satisfactory evidence of ownership (such as a recent account statement or a confirmation of beneficial ownership from your broker) and a photo I.D. before being admitted to the meeting.
Shareholder Name:____________________________
PROXY
PEABODY ENERGY CORPORATION
Proxy/Voting Instruction Card for Annual Meeting of Shareholders to be held on May 5, 2006
This proxy is solicited on behalf of the Board of Directors
     The undersigned hereby constitutes and appoints Gregory H. Boyce, Jeffery L. Klinger and Richard A. Navarre, or any of them, with power of substitution to each, proxies to represent the undersigned and to vote, as designated on the reverse side of this form, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Peabody Energy Corporation (Peabody) to be held on May 5, 2006 at the Ritz-Carlton Hotel, 100 Carondelet Plaza, Clayton, Missouri 63105 at 10:00 A.M., and at any adjournments or postponements thereof.
     If the undersigned is a participant in the Peabody Investments Corp. Employee Retirement Account or other 401(k) plans sponsored by Peabody or its subsidiaries, this proxy/voting instruction card also provides voting instructions to the trustee of such plans to vote at the Annual Meeting, and any adjournments thereof, as specified on the reverse side hereof. If the undersigned is a participant in one of these plans and fails to provide voting instructions, the trustee will vote the undersigned’s plan account shares (and any shares not allocated to individual participant accounts) in proportion to the votes cast by other participants in that plan.
     The shares represented by this proxy/voting instruction card will be voted in the manner indicated by the shareholder. In the absence of such indication, such shares will be voted FOR the election of all the director nominees listed in Item 1, or any other person selected by the Board if any nominee is unable to serve, FOR ratification of Ernst & Young LLP as Peabody’s independent registered public accounting firm for 2006 (Item 2), FOR approval of an increase in the number of shares of Common Stock authorized for issuance by the Company from 400,000,000 to 800,000,000 shares (Item 3), and AGAINST the shareholder proposals included as Items 4 through 7. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.
IMPORTANT — This proxy/voting instruction card must be signed and dated on the reverse side.

ANNUAL MEETING OF SHAREHOLDERS OF
PEABODY ENERGY CORPORATION
May 5, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â
     ■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 THROUGH 3.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS 4 THROUGH 7.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors: The undersigned hereby GRANTS authority to elect the following nominees: (see Board recommendation below):

NOMINEES:
☐	FOR ALL NOMINEES	¡ Gregory H. Boyce ¡ William E. James
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ Robert B. Karn III ¡ Henry E. Lentz ¡ Blanche M. Touhill

☐	FOR ALL EXCEPT (See instructions below)

RECOMMENDATION:	The Board recommends a vote “For” all Nominees.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

     The Board
Recommends “For"

ê
		FOR	AGAINST	ABSTAIN
2.	Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

3.	Approval of Increase in Authorized Shares of Common Stock.	☐	☐	☐
     The Board
Recommends “Against”

ê
		FOR	AGAINST	ABSTAIN
4.	Shareholder Proposal regarding Formation of Special Committee.	☐	☐	☐
5.	Shareholder Proposal regarding Majority Voting.	☐	☐	☐
6.	Shareholder Proposal regarding Board Declassification.	☐	☐	☐
7.	Shareholder Proposal regarding Water Use.	☐	☐	☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■	■

PROXY
PEABODY ENERGY CORPORATION
Proxy/Voting Instruction Card for Annual Meeting of Shareholders to be held on May 5, 2006
This proxy is solicited on behalf of the Board of Directors
     The undersigned hereby constitutes and appoints Gregory H. Boyce, Jeffery L. Klinger and Richard A. Navarre, or any of them, with power of substitution to each, proxies to represent the undersigned and to vote, as designated on the reverse side of this form, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Peabody Energy Corporation (Peabody) to be held on May 5, 2006 at the Ritz-Carlton Hotel, 100 Carondelet Plaza, Clayton, Missouri 63105 at 10:00 A.M., and at any adjournments or postponements thereof.
     The shares represented by this proxy/voting instruction card will be voted in the manner indicated by the shareholder. In the absence of such indication, such shares will be voted FOR the election of all the director nominees listed in Item 1, or any other person selected by the Board if any nominee is unable to serve, FOR ratification of Ernst & Young LLP as Peabody’s independent registered public accounting firm for 2006 (Item 2), FOR approval of an increase in the number of shares of Common Stock authorized for issuance by the Company from 400,000,000 to 800,000,000 shares (Item 3), and AGAINST the shareholder proposals included as Items 4 through 7. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.
     IMPORTANT — This proxy/voting instruction card must be signed and dated on the reverse side.

■	■